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As filed with the Securities and Exchange Commission on May 23, 2002

Reg. Nos. 333-86354 and 333-86354-01

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2 to
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Seacoast Financial Services Corporation
(Exact name of registrant as specified in its charter)
 Massachusetts
(State or other jurisdiction of incorporation or organization)
 04-1659040
(I.R.S. Employer Identification No.)	Seacoast Capital Trust I
(Exact name of each registrant as specified in its trust agreement)
 Delaware
(State or other jurisdiction of incorporation or organization of each registrant)
 01-0658373
(I.R.S. Employer Identification No.)
One Compass Place New Bedford, Massachusetts 02740 (508) 984-6000 (Address, including zip code, and telephone number, including area code, of each registrant's principal executive offices)	c/o Seacoast Financial Services Corporation
One Compass Place
New Bedford, Massachusetts 02740
(508) 984-6000
(Address, including zip code, and telephone number,
including area code, of each registrant's principal executive offices)

Kevin G. Champagne
President and Chief Executive Officer
Seacoast Financial Services Corporation
One Compass Place
New Bedford, Massachusetts 02740
Tel: (508) 984-6000
Fax: (508) 994-4874

(Name, address, including zip code, and telephone number, including area code, of agent for service of each registrant)

With copies to:

Peter W. Coogan, Esq. Dean F. Hanley, Esq. Foley, Hoag & Eliot LLP One Post Office Square Boston, MA 02109 Tel: (617) 832-1000 Fax: (617) 832-7000	Richard A. Schaberg, Esq. Thacher Proffitt & Wood 1700 Pennsylvania Avenue, N.W. Suite 800 Washington, DC 20006 Tel: (202) 347-8400 Fax: (202) 626-1930

Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after the registration statement becomes effective. If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

The Registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

Preferred Securities of Seacoast Capital Trust I	2,300,000 securities(2)	$25.00	$57,500,000	$5,290(7)

Subordinated Debentures of Seacoast Financial Services Corporation(3)	$57,500,000(4)	100%	$57,500,000	N/A

Guarantee of Preferred Securities(5)(6)	N/A	N/A	N/A	N/A

Total	$57,500,000	100%	$57,500,000	$5,290(7)

(1)
Estimated solely for the purpose of computing the registration fee.
(2)
Includes 300,000 Preferred Securities subject to underwriters' over-allotment option.
(3)
The Subordinated Debentures of Seacoast Financial Services Corporation will be purchased by Seacoast Capital Trust I with the proceeds of the sale of the Preferred Securities.
(4)
Includes $7,500,000 of Subordinated Debentures relating to 300,000 Preferred Securities subject to underwriters' over-allotment option.
(5)
No separate consideration will be received for Guarantee.
(6)
This registration statement is deemed to cover the Subordinated Debentures, the rights of holders of Subordinated Debentures under the Indenture, the rights of holders of Preferred Securities under the trust agreement, the rights of holders of Preferred Securities under the Guarantee and the Expense Agreement which, taken together fully, irrevocably and unconditionally guarantee the respective obligations of Seacoast Capital Trust I under the Preferred Securities.
(7)
A fee of $4,761 was paid on April 16, 2002 in connection with the original filing of the Registration Statement.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated May 23, 2002

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

2,000,000 Cumulative Trust Preferred Securities

Seacoast Capital Trust I

        % Cumulative Trust Preferred Securities

(Liquidation Amount $25 per Preferred Security)

Fully, irrevocably and unconditionally guaranteed on a
subordinated basis, as described in this prospectus, by

        Seacoast Capital Trust I is offering 2,000,000 preferred securities at $25 per security. Seacoast Capital Trust I will purchase      % subordinated debentures of Seacoast Financial Services Corporation using the proceeds from its offering of the preferred securities. The subordinated debentures have the same payment terms as the preferred securities.

        We have applied to list the preferred securities on the Nasdaq National Market under the trading symbol "SCFSP". Trading in the preferred securities is expected to commence on or prior to the date they are first delivered.

Investing in the preferred securities involves risks that are described in the
"Risk Factors" section beginning on page 17 of this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        The preferred securities are not savings accounts, deposits or obligations of any bank and are not insured by the Bank Insurance Fund of the Federal Deposit Insurance Corporation or any other governmental agency.

	Per Preferred Security	Total
Public offering price	$25.00	$50,000,000
Underwriting commission to be paid by Seacoast Financial	See below	See below
Proceeds, before expenses, to Seacoast Capital Trust I	$25.00	$50,000,000

        This is a firm commitment underwriting. The trust will invest the proceeds of the sale of the preferred securities in the subordinated debentures. We have agreed to pay the underwriters as compensation for arranging the investment of the proceeds of this offering in the debentures, $                  per preferred security ($                  for all preferred securities and $                  if the over-allotment option referred to below is exercised in full).

        The trust has granted the underwriters a 30-day option to purchase up to 300,000 additional preferred securities on the same terms and conditions set forth above solely to cover over-allotments, if any.

        The underwriters expect to deliver the preferred securities in book-entry form only through the facilities of The Depositary Trust Company on or about                      , 2002.

Ryan, Beck & Co.	Legg Mason Wood Walker
Including the Gruntal Division	Incorporated

The date of this prospectus is            , 2002.

About this prospectus:

  •
  You should rely only on the information contained in or incorporated by reference into this document. We have not authorized anyone to provide you with information that is different from that contained in this document.

  •
  We are not, and our underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

  •
  You should assume that the information contained in this document is accurate as of the date on the front cover of this prospectus, regardless of the time of delivery of this document or of any sale of the preferred securities.

  •
  This prospectus does not constitute an offer to sell, or the solicitation of any offer to buy, any securities other than the securities to which it relates.

SUMMARY

        This summary highlights information contained elsewhere in, or incorporated by reference into, this prospectus. Because this is a summary, it may not contain all of the information that is important to you. Therefore, you should also read the more detailed information in this prospectus, our financial statements and the other information that is incorporated by reference in this prospectus, before making a decision to invest in the preferred securities. As used in this prospectus, the words "we," "our" and "us" may, depending upon the context, refer to Seacoast Financial Services Corporation or to Seacoast Financial and its consolidated subsidiaries taken as a whole.

Overview of Seacoast Financial

        Seacoast Financial is the largest publicly traded bank holding company headquartered in Massachusetts. We are a financial holding company subject to the regulation and supervision of the Board of Governors of the Federal Reserve System, which we refer to as the "Federal Reserve." We have two principal subsidiaries, Compass Bank for Savings and Nantucket Bank, which we refer to as "the banks."

        Compass Bank was organized in 1855 as a Massachusetts-chartered mutual savings bank. We reorganized Compass into mutual holding company form in 1994, when Seacoast became the mutual holding company for Compass. We converted to a publicly traded stock form of holding company in 1998, simultaneously acquiring The Sandwich Co-operative Bank. We acquired Nantucket Bank at the end of 2000. Nantucket Bank was organized in 1834 as a Massachusetts-chartered mutual savings bank. It reorganized as a stock savings bank in 1988. Compass and Nantucket Bank are subject to regulation by the Massachusetts Division of Banks and by the Federal Deposit Insurance Corporation. Our corporate headquarters are in New Bedford, Massachusetts. We conduct business from 42 full-service branches in Southeastern Massachusetts and Cape Cod, including seven in New Bedford, 27 on the Massachusetts mainland, three on Nantucket Island and five on Martha's Vineyard Island.

Key Components of Our Current Business Strategy

  •
  Community Focus. The wave of bank consolidations over the past decade has created an opportunity for us to enhance our market presence by focusing on our customers. Today, we are one of the largest financial institutions headquartered in southeastern Massachusetts. We believe that one of our competitive advantages is that our size allows us to offer a full range of products and services typically offered by much larger institutions, while at the same time having the ability to maintain the close customer relationships that are more typical of a community bank. We have implemented various initiatives, including ongoing education, cross-selling and other training programs for our employees, which in turn facilitate prompt local decision-making and low employee turnover. We believe that a better-educated team will help us to retain and grow our customer relationships, and, in turn, enhance our long-term profitability.

  •
  Geographic Expansion. Since 1994 we have pursued an expansion strategy, through selected branch and financial institution acquisitions in complementary contiguous markets. We have moved beyond our greater New Bedford/Fall River roots. Our market area currently includes most of southeastern Massachusetts, Cape Cod and the islands of Nantucket and Martha's Vineyard. We intend to continue to grow within our targeted market areas through acquisitions and de novo branching, and continue to consider expanding our commercial and retail franchise into the Boston, northern Plymouth County, mid-Cape Cod and Rhode Island markets as strategic opportunities arise.

  •
  Loan Portfolio Diversity. Unlike many thrift institutions, we have a well-diversified loan portfolio, half of which is comprised of one- to four-family loans. Our strategy in this area is to grow the loan portfolio with an emphasis on building commercial relationships with small to medium size businesses. We plan to maintain our presence as a significant originator of residential mortgage loans in each of our five regional markets, and to continue expanding the dealership network for our indirect auto loan business.

  •
  Maintenance of Asset Quality. We strive to maintain a high-quality loan portfolio by using written loan policies that establish comprehensive underwriting standards, lending limits, loan approval authority levels and procedures, and other prudent standards. As of March 31, 2002, 69.5% of our total loans were collateralized by real estate. We believe this strategy of real estate-collateralized lending within our market area minimizes our credit risk. Also, we feel that having a well-diversified loan portfolio mitigates risk. At March 31, 2002, our ratio of non-performing assets to total assets was 0.39% and our allowance for loan losses to non-performing loans was 249%.

  •
  Emphasis on Transaction Accounts. We emphasize our transaction account products primarily to reduce our cost of funds and as a means of attracting new customers to whom we can cross-sell other products and services. Transaction accounts carry a lower cost and, we believe, generally represent a more stable source of core deposits than certificate of deposit accounts or brokered deposits. Transaction accounts represented 51.6% of average deposits in 2001, up from 48.8% in 2000. The weighted average rate paid on our average deposits was 3.46% for the year ended December 31, 2001, down from 3.84% for the previous year.

  •
  New Products and Services. We believe the key to retaining current customers and attracting new customers is to develop multiple relationships with each customer. As part of this strategy, we strive to increase the amount of products offered to each customer, and to offer customers alternate means by which to reach us for service. We have introduced a variety of new products and services such as private banking, mutual fund and annuity sales, on-line banking and a "call center" with a 24-hour automated touch-tone telephone voice response system. Our on-line banking services, through our website www.seacoastfinancial.com, provides our customers access to their accounts and the ability to make account transfers, to pay bills and to receive information about other bank products and services. We have also enhanced the services for commercial customers by offering a Sweep Account, Simple IRA account, touch-tone telephone electronic tax filing service, merchant credit card services, and web-based cash management products.

  •
  Managing Overhead Expense. One of our key goals is to maintain a reasonable efficiency ratio. The efficiency ratio has decreased from 68% in 1995 to 53% for the year ended December 31, 2001. Management's ability to control operating expenses, while maximizing non-interest and net interest income has been instrumental in our success.

Products and Services

        We provide a full range of banking and financial services products. The banks' principal business has been, and continues to be, gathering deposits from customers within its market areas and investing those funds in residential and commercial real estate loans, indirect automobile loans (Compass only), commercial loans, construction loans, home equity loans and other consumer loans and investment securities.

        Our loan portfolio, excluding loans held-for-sale, totaled $2.6 billion as of December 31, 2001, representing 77% of our total assets.

  •
  Residential Real Estate Loan and Home Equity Loans. Almost half of our $1.3 billion of residential real estate loans, which makes up 51% of total loans, are adjustable rate. Over 90% of this portfolio is secured by single-family, owner-occupied homes. Home equity loans are revolving lines of credit typically secured by second mortgages on one- to four-family owner-occupied properties. The banks had $46 million in home equity loans (2% of total loans) outstanding at year-end 2001.

  •
  Indirect Auto Loans and Other Consumer Loans. Compass has expanded its network of car dealers to communities not only in its primary market area and in Rhode Island, but also throughout Eastern Massachusetts in response to increasing competition for indirect auto loans. We plan to continue to increase this portion of our loan portfolio. Compass has been originating indirect auto loans since 1985, through a network of over 200 car dealers, and has increased its portfolio of indirect auto loans to $600 million as of December 31, 2001, or 23% of the loan portfolio. Through our banks, we also make a variety of other consumer loans, which totaled $56 million, or 2% of the loan portfolio, as of December 31, 2001.

  •
  Commercial Real Estate Loans. As of December 31, 2001, we had $337 million in commercial real estate loans outstanding in our market areas, representing 13% of total loans. As collateral for commercial real estate loans, we seek properties that are used for borrowers' businesses, such as small office buildings, golf courses, restaurants, inns, retail facilities or multi-family income properties. Compass and Nantucket Bank generally make commercial real estate loans in an amount equal to no more than 75% of the appraised value of the property securing the loan and generally require the owners of businesses seeking commercial real estate loans to personally guarantee those loans.

  •
  Commercial Loans. Our banks primarily make commercial loans to businesses that operate in and around their primary market area of Southeastern Massachusetts including Cape Cod and the islands of Nantucket and Martha's Vineyard. Commercial borrowers are not concentrated in any one particular industry. As of December 31, 2001, our commercial loan portfolio included, among others, floor plan loans to auto dealerships, loans to hotels, inns and other tourism-related businesses, loans to golf courses, loans to building trade companies and loans to retailers. As of December 31, 2001, the banks had $116 million in commercial loans, representing 5% of the loan portfolio.

  •
  Construction Loans. Our banks make both residential and commercial construction loans throughout our market area. The banks had $109 million in construction loans in their loan portfolios, representing 4% of total loans, as of December 31, 2001. Compass typically makes the loans to either owner-borrowers who will occupy the properties (residential construction) or licensed and experienced developers for the construction of single-family home developments that generally have no more than 30 housing lots and, to a lesser extent, end users of commercial properties (commercial construction).

        Our and the trust's principal executive office is located at One Compass Place, New Bedford, Massachusetts 02740, and our telephone number is (508) 984-6000.

Seacoast Capital Trust I

        The trust is a statutory business trust created under Delaware law. We created the trust only to issue and sell the common and preferred securities, and to purchase the subordinated debentures from us. The trust has a term of 30 years, but may be dissolved earlier as provided in the trust agreement. Upon issuance of the preferred securities offered by this prospectus, the purchasers in this offering will own all of the issued and outstanding preferred securities of the trust. We will acquire all of the common securities of the trust by issuing debentures to the trust. The trust will be treated, for financial reporting purposes, as a subsidiary and, accordingly, the accounts of the trust will be included in our consolidated financial statements. See "Accounting Treatment" on page 27.

The Offering

        The following is a brief summary of the offering of the preferred securities. You should refer to "Description of Preferred Securities," "Description of Subordinated Debentures" and "Description of Guarantee" for a more detailed description of the preferred securities and the subordinated debentures.

        Unless we state otherwise, the information in this prospectus does not include 300,000 preferred securities that may be issued to the underwriters pursuant to their over-allotment option. If the underwriters exercise their over-allotment option in full, the total number of preferred securities will be 2,300,000 and the aggregate principal amount of subordinated debentures will be $59,278,375.

The issuer	Seacoast Capital Trust I
Securities the trust is offering
The trust is issuing 2,000,000 preferred securities. Each preferred security represents a preferred undivided beneficial interest in the assets of the trust. The trust will sell the preferred securities to the public for cash. The trust will also issue common securities, which will represent common undivided beneficial interests in the assets of the trust. We will purchase all of the common securities from the trust through the issuance of debentures.
Offering price	$25 per preferred security.
Subordinated debentures
The trust will use its common securities and the cash it receives from the sale of the preferred securities to purchase subordinated debentures from us, which are due on June 30, 2032. The assets of the trust will consist solely of the subordinated debentures and payments received on the subordinated debentures. The subordinated debentures will have payment terms similar to those of the preferred securities, and the trust will rely on the payments it receives on the subordinated debentures to make all payments on the preferred securities.
When the trust will pay distributions to you
Your purchase of the preferred securities entitles you to receive cumulative cash distributions at a % annual rate. Distributions will accumulate from the date the trust issues the preferred securities and are to be paid quarterly on March 31, June 30, September 30 and December 31 of each year, beginning June 30, 2002. As long as the preferred securities are represented by a global security, the record date for distributions on the preferred securities will be the fifteenth day, whether or not a business day, immediately preceding the relevant distribution date. We may defer the payment of cash distributions, as described below.

When the trust must redeem the preferred securities
The debentures will mature and we must redeem the preferred securities on June 30, 2032, unless in our sole discretion we accelerate the date of maturity. We may shorten the maturity date to a date not earlier than June 30, 2007. We will not shorten the maturity date unless we have received the prior approval of the Federal Reserve, if required by law or regulation.
Redemption of the preferred securities before June 30, 2032 is possible
The trust must redeem the preferred securities when we repay the subordinated debentures because they mature, are accelerated or are redeemed. We may redeem all or part of the subordinated debentures before they are due, at a price equal to their principal amount plus interest accrued to the date of redemption at any time on or after June 30, 2007.
In addition, we may redeem all of the debentures at any time within 90 days following and during the continuation of any of the following events:

• a "tax event," which occurs if existing laws or regulations or their interpretation or application change, causing the interest we pay on the debentures no longer to be deductible by us for federal income tax purposes; or causing the trust to become subject to federal income tax or to certain other taxes or governmental charges;
• a "capital treatment event," which occurs if the capital adequacy guidelines of the Federal Reserve change so that the preferred securities no longer qualify as Tier 1 capital; or
• an "investment company event," which occurs if existing laws or regulations change, requiring the trust to register as an investment company.
If your preferred securities are redeemed by the trust, you will receive the liquidation amount of $25 per preferred security, plus any accrued and unpaid distributions to the date of redemption.

Upon prior approval of the Federal Reserve, if required, we may also redeem the debentures at any time, and from time to time, in an amount equal to the liquidation amount of any preferred securities we repurchase, plus a proportionate amount of common securities, but only by surrendering to the property trustee a like amount of the preferred securities and common securities that we then own. In exchange for the trust securities surrendered by us, the property trustee will cause to be released to us for cancellation debentures with a principal amount equal to the liquidation amount of trust securities, plus any accumulated but unpaid distribution then held by the property trustee allocable to those trust securities. After the date of redemption involving an exchange by us, the trust securities we surrender will no longer be deemed outstanding and the debentures redeemed in exchange for the trust securities will be cancelled.
We have the option to extend the interest payment period
The trust will rely solely on payments made by us under the debentures to pay distributions on the preferred securities. As long as we are not in default under the indenture relating to the debentures, we will have the right, one or more times, to defer interest payments on the subordinated debentures for up to 20 consecutive quarters, but not beyond June 30, 2032. Each period during which interest payments are deferred is called an "extension period." Each time we defer interest payments on the subordinated debentures:
• the trust also will defer the payment of distributions on the preferred securities;
• you will still accumulate distributions at an annual rate of % of the liquidation amount of the preferred securities; and

• these accumulated distributions will earn interest at the same rate, compounded quarterly, until paid. At the end of any extension period, we will pay to the trust all accrued and unpaid interest under the debentures. The trust will then pay all accumulated and unpaid distributions to you.

You will still be taxed if distributions on the preferred securities are deferred
If a deferral of payment occurs, you will be required to accrue interest income and include it in your gross income for United States federal income tax purposes, even if you are a cash basis taxpayer.
We are guaranteeing payments on the preferred securities
We will fully and unconditionally guarantee payments on the preferred securities, but only to the extent that the trust has funds legally and immediately available to make those payments. If we do not make payments on the debentures, the trust will not have sufficient funds to make payments on the preferred securities. If this is the case, your remedy is to institute a legal proceeding directly against us for enforcement of payments under the debentures. Our obligations under the guarantee will rank junior in right of payment to our senior debt.
We can terminate the trust and cause an exchange of preferred securities for subordinated debentures	We have the right at any time to dissolve the trust. In that event, the property trustee will either:
• distribute the subordinated debentures to you, subject to the prior approval of the Federal Reserve and satisfaction of any creditors of the trust, if required by law or regulation; or

• if the property trustee decides that distributing the subordinated debentures is not practical, distribute assets of the trust to you in an amount equal to the liquidation amount of the preferred securities plus accumulated and unpaid distributions.

In all cases, however, the trust will make distributions only to the extent that the trust has available assets after the trust has satisfied all of its liabilities to its creditors. If we distribute the subordinated debentures, we will use our best efforts to list the subordinated debentures on the Nasdaq National Market or any other stock exchange or automated quotation system on which the preferred securities are then listed or quoted.
How the securities will rank in right of payment	Our obligations under the preferred securities, debentures and guarantee are unsecured and will rank as follows with regard to right of payment:

• the preferred securities will rank equally with the common securities of the trust. The trust will pay distributions on the preferred securities and the common securities ratably. However, if we default with respect to the debentures, then no distributions on or redemptions of the common securities of the trust or our common stock will be paid until all accumulated and unpaid distributions on the preferred securities have been paid;
• our obligations under the debentures and the guarantee are unsecured and generally will rank junior in priority to our existing and future senior and subordinated indebtedness; and
• because we are a holding company, the debentures and the guarantee will effectively be subordinated to all depositors' claims, as well as existing and future liabilities of our subsidiaries.
Voting rights of the preferred securities	Except in limited circumstances, holders of the preferred securities will have no voting rights.
Proposed Nasdaq National Market symbol	"SCFSP".
You will not receive certificates representing your preferred securities
The preferred securities will be represented by a global security that will be deposited with and registered in the name of The Depository Trust Company, or its nominee. This means that, except in limited circumstances, you will not receive a certificate for the preferred securities, and your beneficial ownership interests will be recorded through the DTC book-entry system.

How the proceeds of this offering will be used
The trust will invest the proceeds from the sale of the preferred securities in the subordinated debentures. We estimate the net proceeds, before expenses, to us from the sale of the subordinated debentures to the trust, after deducting underwriting expenses and commissions, to be approximately $ million, or $ million if the underwriters exercise their over-allotment option in full. We intend to use the proceeds for general corporate purposes, which may include the repurchase of our common stock, the repayment of our debt and investments in or advances to our existing or future subsidiaries. We may also use a portion of the net proceeds to fund possible future acquisitions, although we do not presently have any understandings with respect to any such future acquisitions. Pending such use, we may use the net proceeds to make short-term marketable investment grade investments. See "Use of Proceeds" on page 25.
We are reimbursing the trust for expenses	We have agreed in the expense agreement to reimburse the trust for any expenses and liabilities it may incur, other than amounts payable for the securities.
Trustees and Administrators
State Street Bank and Trust Company will act as property trustee and Christiana Bank & Trust Company will act as Delaware trustee, and they will conduct the business and affairs of the trust. In addition, Kevin G. Champagne and Francis S. Mascianica, Jr., will initially act as administrative trustees of the trust.

        Before buying the preferred securities you should carefully consider the "Risk Factors" beginning on page 17.

RECENT DEVELOPMENTS

        The summary information presented below under (i) "First Quarter Results," (ii) "Selected Operating Data," "Earnings to Fixed Charges" and "Profitability and Performance Ratios" for the three months ended March 31, 2002 and 2001, and (iii) "Selected Balance Sheet Data" and "Other Selected Financial Ratios and Data" at March 31, 2002 and December 31, 2001, is taken from our unaudited financial statements. In our opinion, all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the financial condition and results of operations for the unaudited periods presented have been included. The results of operations and other data presented for the three months ended March 31, 2002 are not necessarily indicative of the results of operations for the fiscal year ending December 31, 2002.

        Further, the information presented below is only a summary and you should read it in conjunction with our consolidated financial statements and the related notes incorporated by reference into this prospectus from our Annual Report on Form 10-K for the year ended December 31, 2001.

First Quarter Results

        Consolidated net income totaled $8,874,000, or $0.38 per diluted share, for the quarter ended March 31, 2002, a 31.8% increase in earnings when compared to consolidated net income of $6,731,000, or $0.28 per diluted share, for the quarter ended March 31, 2001. Included in net income for March 31, 2001 was a non-recurring tax benefit of $432,000 and the amortization of $606,000 of goodwill associated with the Nantucket Bank acquisition. Exclusive of these non-recurring items, net income was $6,905,000, representing an increase of 28.5% between quarters. Nantucket Bank, acquired on December 31, 2000 and included in our results of operations, contributed $1,197,000 or 13.5% of the first quarter earnings in 2002.

        Net interest income totaled $28,795,000 for the quarter ended March 31, 2002 compared to $23,933,000 in the same period in 2002, an increase of $4,862,000, or 20.3%. This increase was attributable to the increase in average interest-earning assets during the most recent quarter as well as the change in the deposit structure of the balance sheet. The net interest margin for the quarter ended March 31, 2002 was 3.58% compared to 3.46% for the same period in 2001 and 3.49% in the fourth quarter of 2001. The improvement in net interest margin reflects the continued decline in the cost of funds as well as the migration away from term deposit accounts to the more liquid savings and low cost transaction accounts. Deposits have increased 12.0%, or $242,502,000 from March 31, 2001 to March 31, 2002. Savings accounts increased by $254,203,000 for this period while non-interest checking accounts grew $19,582,000 and term deposit accounts declined by $31,283,000. This net repositioning has created a more favorable funding environment and has had a positive effect on net interest margin.

        Noninterest income increased $141,000, or 4.6%, during the quarter ended March 31, 2002 compared to the same period in 2001. Exclusive of the net gains on sales of investments in the first quarter of 2002 which were $141,000, noninterest income was flat quarter to quarter.

        Noninterest expenses increased $1,082,000, or 6.8%, in the quarter ended in March 31, 2002 compared to the same period in 2001. Exclusive of the amortization of goodwill recorded in the first quarter of 2001 which was $606,000, noninterest expense increased $1,688,000 or 11.1%. Increases were principally seen in salaries and employee benefits of $1,414,000, other noninterest expenses of $423,000, data processing of $115,000, and occupancy and equipment expenses of $15,000 offset by a decline in marketing expenses of $146,000 and professional services of $198,000. Operating expense increases were generally attributable to franchise expansion including a new branch and increased staffing levels, the start-up of private banking services and growth in the number of loan and deposit customers.

        The allowance for loan losses was $30.3 million, or 1.15% of loans, at March 31, 2002, compared with $29.5 million, or 1.15% of loans, at December 31, 2001. Non-performing loans were $12.2 million or 0.46% of total loans at March 31, 2002, compared to $13.4 million, or 0.52% of total loans, at December 31, 2001. Non-performing assets were $13.6 million or 0.39% of total assets at March 31, 2002, compared to $14.5 million, or 0.43% of total assets, at December 31, 2001. While management is cautious about the impact of an economic slowdown, the overall levels of charge-offs, delinquencies and non-performing loans still remain at reasonable levels.

	Three Months Ended
	March 31, 2002	March 31, 2001
	(Dollars in thousands except per share data)
Selected Operating Data:
Total interest income	$53,200	$52,664
Total interest expense	24,405	28,731

Net interest income	28,795	23,933
Provision for loan losses	1,535	1,400
Noninterest income	3,205	3,064
Noninterest expenses	16,889	15,807

Income before taxes	13,576	9,790
Provision for income taxes	4,702	3,059

Net income	$8,874	$6,731

Per common share — basic	$0.39	$0.29
— diluted	$0.38	$0.28
	For the Three Months Ended
	March 31, 2002	March 31, 2001
Profitability and Performance Ratios:
Return on average assets (annualized)	1.04%	0.92%
Return on average shareholders' equity (annualized)	11.54	9.26
Net interest rate spread(1)	3.22	2.95
Net interest margin (tax-equivalent basis)(2)	3.58	3.46
Efficiency ratio(3)	51.66	55.82
Earnings to Fixed Charges(4):
Including interest on deposits	1.55x	1.34x
Excluding interest on deposits	2.26x	2.03x
	At
	March 31, 2002	December 31, 2001
	(Dollars in thousands)
Selected Balance Sheet Data:
Investment securities(5)	$541,575	$467,176
Loans(6)	2,641,336	2,574,982
Goodwill	33,903	33,903
Intangible Assets	2,162	2,370
Total assets	3,450,412	3,347,467
Deposits	2,253,111	2,192,357
Borrowed funds	857,375	823,341
Shareholders' equity	309,329	305,724

	At
	March 31, 2002	December 31, 2001
Other Selected Financial Ratios and Data:
Asset quality ratios, period end:
Non-performing loans as a percent of loans(7)	0.46%	0.52%
Non-performing assets as percent of total assets	0.39	0.43
Allowance for loan losses as a percent of loans(6)	1.15	1.15
Allowance for loan losses as a percent of total non-performing loans(7)	248.75	220.11
Liquidity and capital ratios:
Tier 1 leverage capital	8.08%	8.04%
Tier 1 risk-based capital	11.92	12.04
Total risk-based capital	13.20	13.34

(1)
Represents the difference between the fully-taxable weighted average yield on average interest-earning assets and the weighted average cost of average interest-bearing liabilities.

(2)
Represents net interest income (fully taxable equivalent) as a percentage of average-interest earning assets.

(3)
Represents the ratio of noninterest expenses (excluding amortization of intangible assets) to the sum of net interest income and noninterest income (excluding gains on pension plan termination and settlement).

(4)
For purposes of computing the ratios of earnings to fixed charges, earnings represent net income plus applicable income taxes and fixed charges. Fixed charges, excluding interest on deposits, include interest expense (other than on deposits) and the proportion deemed representative of the interest factor of rent expense, net of income from subleases. Fixed charges, including interest on deposits, include all interest expense and the proportion deemed representative of the interest factor of rent expense, net of income from subleases. We have determined the interest component of rent expense to be 30%.

(5)
Includes restricted equity securities.

(6)
Gross loan balances, less unearned discounts, loans held for sale and net unadvanced funds on loans plus net deferred origination costs and fees.

(7)
Non-performing loans consist of all nonaccrual loans and restructured loans.

SELECTED CONSOLIDATED FINANCIAL DATA

        The following table contains our selected consolidated financial information and other financial data. The selected balance sheet and summary of operations data for the years ended December 31, 2001, 2000 and 1999 are derived from our consolidated financial statements which are incorporated by reference in this prospectus, and have been audited by Arthur Andersen LLP. The selected balance sheet and summary of operations data for the years ended October 31, 1998 and 1997 are derived from our consolidated financial statements and have also been audited by Arthur Andersen LLP. In January 1999, our Board of Directors voted to change our fiscal year-end from October 31 to December 31. This table does not show selected consolidated financial data for the two month transition period ended December 31, 1998. Similarly, we paid no dividends and had no per-share income until we converted to stock form in 1998.

        This information should be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes incorporated by reference into this prospectus from our Annual Report on Form 10-K for the year ended December 31, 2001. Results for past periods are not necessarily indicative of results that may be expected for any future period.

	As of or for the year ended
	December 31,			October 31,
	2001	2000	1999	1998	1997
	(Dollars in thousands, except per share data)
Summary of operations:
Total interest income	$216,389	$166,439	$137,952	$122,934	$115,949
Total interest expense	113,491	86,336	63,510	62,692	58,025

Net interest income	102,898	80,103	74,442	60,242	57,924
Provision for loan losses	6,175	4,775	2,000	1,736	2,615
Noninterest income	16,343	9,987	9,994	10,042	8,536
Noninterest expenses	65,376	49,071	44,516	39,807	37,036

Income before taxes	47,690	36,244	37,920	28,741	26,809
Provision for income taxes	16,723	12,315	13,394	10,651	10,165

Net income	$30,967	$23,929	$24,526	$18,090	$16,644

Per common share — basic	$1.32	$1.01	$0.97	N/A	N/A
— diluted	$1.31	$1.01	$0.97	N/A	N/A
Dividends per common share	$0.34	$0.26	$0.10	N/A	N/A
Period end balance sheets:
Investment securities(1)	$467,176	$307,557	$272,927	$313,688	$341,434
Loans(2)	2,574,982	2,363,332	1,747,206	1,320,680	1,190,939
Goodwill	33,903	37,467	-0-	-0-	-0-
Intangible Assets	2,370	1,333	1,923	1,460	1,724
Total assets	3,347,467	2,890,765	2,122,785	1,806,523	1,625,260
Deposits	2,192,357	1,989,630	1,515,622	1,531,663	1,360,962
Borrowed funds	823,341	590,266	314,622	102,906	108,042
Shareholders' equity	305,724	288,188	274,021	153,570	140,128

(1)
Includes restricted equity securities.

(2)
Gross loan balances, less unearned discounts, loans held for sale and net unadvanced funds on loans plus net deferred origination costs and fees.

	As of or for the year ended
	December 31,						October 31,
	2001		2000		1999		1998		1997
Profitability and performance ratios:
Return on average assets	0.98%		1.03%		1.23%		1.06%		1.07%
Return on average shareholders' equity	10.38		8.54		8.97		12.00		12.66
Average equity to average total assets	9.45		12.07		13.77		8.87		8.41
Net interest rate spread(3)	3.00		2.98		3.26		3.20		3.38
Net interest margin (tax-equivalent basis)(4)	3.47		3.63		3.93		3.72		3.88
Total noninterest expense to average assets	2.07		2.11		2.24		2.34		2.37
Efficiency ratio(5)	53.01		53.81		52.85		55.53		54.45
Dividend payout ratio	26.12		26.41		10.33		N/A		N/A
Asset quality ratios, period end:
Non-performing loans as a percent of loans(6)	0.52%		0.26%		0.33%		0.49%		1.21%
Non-performing assets as percent of total assets	0.43		0.21		0.30		0.43		1.05
Allowance for loan losses as a percent of loans(2)	1.15		1.06		0.96		1.14		1.24
Allowance for loan losses as a percent of total non-performing loans(6)	220.11		410.69		293.48		232.07		101.92
Liquidity and capital ratios:
Tier 1 leverage capital	8.04		10.15		13.11		8.34		8.38
Tier 1 risk-based capital	12.04		12.78		18.98		12.45		12.94
Total risk-based capital	13.34		14.04		20.17		13.70		14.19
Earnings to fixed charges(7):
Including interest on deposits	1.42	x	1.42	x	1.59	x	1.46	x	1.46	x
Excluding interest on deposits	2.14	x	2.57	x	4.60	x	4.92	x	4.92	x

(3)
Represents the difference between the fully-taxable weighted average yield on average interest-earning assets and the weighted average cost of average interest-bearing liabilities.

(4)
Represents net interest income (fully taxable equivalent) as a percentage of average earning assets.

(5)
Represents the ratio of noninterest expenses (including amortization of intangible assets) to the sum of net interest income and noninterest income (excluding gains on pension plan termination and settlement).

(6)
Non-performing loans consist of all nonaccrual loans and restructured loans.

(7)
For purposes of computing the ratios of earnings to fixed charges, earnings represent net income plus applicable income taxes and fixed charges. Fixed charges, excluding interest on deposits, include interest expense (other than on deposits) and the proportion deemed representative of the interest factor of rent expense, net of income from subleases. Fixed charges, including interest on deposits, include all interest expense and the proportion deemed representative of the interest factor of rent expense, net of income from subleases. We have determined the interest component of rent expense to be 30%.

RISK FACTORS

        An investment in the preferred securities involves a number of risks. Some of these risks relate to the preferred securities and others relate to us and the financial services industry generally. We urge you to read all of the information contained in this prospectus. In addition, we urge you to consider carefully the following factors in evaluating an investment in the trust before you purchase the preferred securities offered by this prospectus.

Risks Relating to the Preferred Securities

        Because the trust will rely on the payments it receives on the subordinated debentures to make all payments on the preferred securities, and because the trust may distribute the subordinated debentures in exchange for the preferred securities upon liquidation of the trust, you are making an investment decision with regard to the subordinated debentures as well as the preferred securities. You should carefully review the information in this prospectus about both of these securities.

The subordinated debentures and the guarantee rank lower than any of our other indebtedness, and our holding company structure effectively subordinates any claims against us to those of our subsidiaries' creditors.

        The subordinated debentures are not secured by any of our property or assets. Our obligations under the subordinated debentures will rank junior in right of payment to all of our senior debt.

        Because we are a holding company, our right to participate in any asset distribution of any of our subsidiaries, on liquidation, reorganization or otherwise, will rank junior to all creditors of that subsidiary, except to the extent that we may ourselves be a creditor of that subsidiary. The rights of holders of preferred securities or subordinated debentures to benefit from those distributions will also be junior to those prior claims. Consequently, the guarantee, the subordinated debentures and, therefore, the preferred securities of the trust, will be effectively subordinated to all liabilities of our subsidiaries. You should look only to our assets for payments on the guarantee and the subordinated debentures and the preferred securities.

        The subordinated debentures, the indenture and the guarantee do not limit our or our subsidiaries' ability to incur additional indebtedness, including indebtedness that ranks senior to the subordinated debentures and the guarantee. For more information on the subordination of the debentures, please refer to "Description of Subordinated Debentures—Subordination of the subordinated debentures." For more information on the subordination of the guarantee, please refer to "Description of Guarantee—Status of the guarantee."

Our ability to make interest payments on the debentures to the trust may be restricted.

        We are a holding company and substantially all of our assets are held by our subsidiaries. Our ability to make payments on the debentures when due will depend primarily on available cash resources and dividends from our subsidiaries. Dividend payments or extensions of credit from our subsidiaries are subject to regulatory limitations, generally based on capital levels and current retained earnings, imposed by the various regulatory agencies with authority over our subsidiaries. The ability of our subsidiaries to pay dividends is also subject to their profitability, financial, condition, capital expenditures and other cash flow requirements. We cannot assure you that our subsidiaries will be able to pay dividends in the future.

        We could also be precluded from making interest payments on the debentures by our regulators if in the future they were to perceive deficiencies in our liquidity or regulatory capital levels. If this were to occur, we might be required to obtain the consent of our regulators prior to paying dividends on common stock or interest on the debentures. If consent became required and our regulators were to withhold their consent, we would likely exercise our right to defer interest payments on the debentures, and the trust would not have funds available to make distributions on the preferred securities during such period.

Our right to postpone interest payments on the subordinated debentures and the tax treatment of the preferred securities could adversely affect market prices for the preferred securities.

        The market price of the preferred securities may be more volatile than the market prices of similar securities that are not subject to these rights, since we have the right to defer interest payments on the subordinated debentures. Any exercise of this right could cause the market price of the preferred securities to decline. Accordingly, the preferred securities that you purchase, whether in this offering or in the secondary market, or the subordinated debentures that you may receive on liquidation of the trust, may trade at a discount to the price that you paid for the preferred securities.

        If you sell your preferred securities before the record date for the payment of distributions, you will not receive payment of a distribution for the period before the disposition. However, you will be required to include accrued but unpaid interest on the subordinated debentures through the date of disposition as ordinary income for United States federal income tax purposes. In addition, if we have, at any time, deferred interest payments on the subordinated debentures, you will be required to add the amount of the accrued but unpaid interest to your tax basis in the preferred securities. Your increased tax basis in the preferred securities will increase the amount of any capital loss or decrease the amount of any capital gain that you may have otherwise realized on the sale. You cannot offset ordinary income against capital losses for United States federal income tax purposes, except in a few limited cases. For more information on the tax consequences of selling your preferred securities before the record date for payment of distributions, see "Material United States Federal Income Tax Consequences—Sale or redemption of preferred securities."

Payments on preferred securities are dependent on our payments on subordinated debentures, and if we fail to make a payment it will adversely affect you.

        The ability of the trust to timely pay distributions on the preferred securities and to pay the liquidation amount is dependent solely upon our making the related payments on the subordinated debentures when due.

        If we default on our obligation to pay principal of or interest on the subordinated debentures, the trust will not have sufficient funds to pay distributions or the liquidation amount. As a result, you will not be able to rely upon the guarantee for payment of these amounts. Instead, you or the property trustee may sue us to enforce the rights of the trust under the subordinated debentures, as described under "Relationship Among the Preferred Securities, the Subordinated Debentures, the Expense Agreement and the Guarantee—Full and unconditional guarantee of payments and other amounts due on the preferred securities."

        You will have no protection under the terms of the preferred securities or the indenture against any sudden decline in our credit quality resulting from any highly leveraged transaction, takeover, merger, recapitalization or similar restructuring or change in control.

Distribution payments on the preferred securities could be deferred for substantial periods, but you would continue to recognize income for tax purposes.

        As long as there is no event of default under the indenture that has occurred but has not been cured, we will have the right, one or more times, to defer interest payments on the subordinated debentures for up to 20 consecutive quarters, but not beyond June 30, 2032. There is no limit on the number of extension periods that we may impose. Extension periods are periods during which we defer interest payments on the subordinated debentures.

        If we defer interest payments on the subordinated debentures, the trust also will defer payment of distributions on the preferred securities. During an extension period, you will still accumulate

distributions at an annual rate of      % of the liquidation amount of the preferred securities. If we exercise our right to defer interest payments on the subordinated debentures, the preferred securities may trade at a price that does not fully reflect the value of accumulated but unpaid distributions on the preferred securities. If you sell your preferred securities during an extension period, you may not receive the same return on your investment as someone else who continues to hold the preferred securities. For more information on the deferral of distributions on the preferred securities during an extension period, see "Description of Preferred Securities—Distributions on the preferred securities—Extension period."

        If we exercise our option to defer interest on the subordinated debentures, you will be required, for United States federal income tax purposes, from the beginning of an extension period, to accrue interest income with respect to the subordinated debentures each year using a constant yield method. You will also be required to include those amounts in your gross income whether or not you receive any cash distributions relating to those interest payments. You also will not receive the cash related to any accrued and unpaid interest from the trust if you sell the preferred securities before the end of any extension period. For more information on the tax consequences of interest deferral, see "Material United States Federal Income Tax Consequences—Interest income and original issue discount" and "—Sale or redemption of preferred securities."

We may redeem the subordinated debentures at our option on or after June 30, 2007, or at any time if a "tax event," a "capital treatment event" or an "investment company event" occurs, and you may not be able to reinvest your principal at the same or a higher rate of return.

        We will have an option to redeem the subordinated debentures—and therefore cause the trust to redeem a like amount of the common and preferred securities—at any time on or after June 30, 2007. You should assume that we will exercise our redemption option if we are able to refinance at a lower interest rate or it is in our interest to redeem the subordinated debentures at that time. Consequently, your preferred securities could be redeemed as early as five years after the issue date.

        In addition, if a tax event, a capital treatment event or an investment company event, as further described below, occurs, we have the right to redeem the subordinated debentures in whole, but not in part, within 90 days. If we redeem the subordinated debentures, the trust will be required to redeem the preferred securities. Thus, it is possible that the preferred securities could be redeemed before June 30, 2007.

        A tax event could result from amendments or changes in U.S. federal income tax laws or regulations, including those arising from judicial decisions or administrative pronouncements, that could have adverse tax consequences for us or the trust in connection with the subordinated debentures or the preferred securities.

        Legislation has been introduced in the United States Congress that, if enacted, would result in a tax event if the preferred securities are outstanding at that time. While this legislation has not been enacted into law, we can give no assurances that this or similar legislation will not ultimately be enacted or what the effective date of any such legislation might be. See "Material United States Federal Income Tax Consequences—Possible tax law changes."

        A capital treatment event could result from amendments or changes in laws, including those arising from judicial decisions or administrative pronouncements, that could have adverse consequences for us under the capital adequacy guidelines of the Federal Reserve. For more information on these events and on redemption generally, see "Description of Preferred Securities—Redemption of the common and preferred securities or exchange upon liquidation of the trust."

        An investment company event could result from changes in laws or regulations that could cause the trust to be deemed an "investment company" under the Investment Company Act of 1940, which could have adverse consequences for us or the trust.

        Our redemption of the debentures will cause the trust to redeem the preferred securities and the common securities at a price equal to $25.00 per security plus any accrued and unpaid distributions. Under current United States federal income tax law, the redemption of the preferred securities would be a taxable event to you. In addition, you may not be able to reinvest the money you receive in the redemption at a rate that is equal to or higher than the rate of return you received on the capital securities. We may have to obtain regulatory approval, including the approval of Federal Reserve, before we redeem any debentures. For more information, you should refer to "Description of Preferred Securities—Redemption of the common and preferred securities or exchange upon liquidation of the trust."

The trust may distribute the subordinated debentures in exchange for the preferred securities, which could affect the market price and could be a taxable event to you.

        The trust will terminate upon the occurrence of the events described under "Description of Preferred Securities—Liquidation distribution of the common and preferred securities upon termination," including if we elect to terminate the trust. After we terminate the trust and after satisfying all liabilities to the trust's creditors, the property trustee may distribute the subordinated debentures to the holders of the common and preferred securities in exchange for those securities. We must use our best efforts to list the subordinated debentures on the Nasdaq National Market or any other stock exchange or automated quotation system on which the preferred securities are then listed or quoted if the subordinated debentures are distributed to holders. However, we can give no assurance that the subordinated debentures will be approved for listing or that a trading market will exist for the subordinated debentures. For further information on this exchange, see "Description of Preferred Securities—Redemption of the common and preferred securities or exchange upon liquidation of the trust."

        We cannot predict the market prices for the subordinated debentures that may be distributed. Accordingly, the subordinated debentures that you receive upon an exchange distribution, or the preferred securities that you hold pending a distribution, may trade at a discount to the price that you paid for the preferred securities.

        Under current United States federal income tax law and assuming, as we expect, that the trust will not be classified as an association taxable as a corporation, you would not be taxed if the property trustee distributed the subordinated debentures to you upon liquidation of the trust. However, if a tax event were to occur and the trust was taxed on income received or accrued on the subordinated debentures, you and the trust could be taxed on that distribution. For more information on the tax consequences of an exchange, see "Material United States Federal Income Tax Consequences—Distribution of the subordinated debentures to holders of the preferred securities."

We have made only limited covenants in the indenture and the trust agreement, which may not protect your investment in the event we experience significant adverse changes in our financial condition or results of operations.

        The indenture governing the debentures and the trust agreement governing the trust do not require us to maintain any financial ratios or specified levels of net worth, revenues, income, cash flow or liquidity, and therefore do not protect holders of the debentures or the preferred securities in the event we experience significant adverse changes in our financial condition or results of operations. The indenture prevents us and any subsidiary from incurring, in connection with the issuance of any trust preferred securities or any similar securities, indebtedness that is senior in right of payment to the debentures. Except as described above, neither the indenture nor the trust agreement limits our ability or the ability of any subsidiary to incur additional indebtedness that is senior in right of payment to the debentures. Therefore, you should not consider the provisions of these governing instruments as a significant factor in evaluating whether we will be able to comply with our obligations under the debentures or the guarantee.

You must rely on the property trustee to enforce your rights if there is an event of default under the indenture.

        You may not be able to directly enforce your rights against us if an event of default under the indenture occurs. If an event of default under the indenture occurs and is continuing, this event will also be an event of default under the trust agreement. In that case, you must rely on the enforcement by the property trustee of its rights as holder of the debentures against us. The holders of a majority in liquidation amount of the preferred securities will have the right to direct the property trustee to enforce its rights. If the property trustee does not enforce its rights following an event of default and a request by the record holders of a majority in liquidation amount of the preferred securities to do so, any record holder may, to the extent permitted by applicable law, take action directly against us to enforce the property trustee's rights. If an event of default occurs under the trust agreement that is attributable to our failure to pay interest or principal on the debentures, or if we default under the guarantee, you may proceed directly against us. You will not be able to exercise directly any other remedies available to the holders of the debentures unless the property trustee fails to do so.

As a holder of preferred securities you have limited voting rights, and we can amend the trust agreement to change the terms and conditions of the administration, operation and management of the trust without your consent.

        Holders of preferred securities will have limited voting rights relating principally to the amendment of the trust agreement and the guarantee. Holders of preferred securities will not be entitled to appoint, remove or replace the property trustee or the Delaware trustee except upon the occurrence of the events described in "Description of Preferred Securities—Removal of issuer trustees."

        In general, we can replace or remove any of the trustees of the trust. In addition, we generally may amend the trust agreement and the indenture without the consent of the holders of preferred securities. For further information on these provisions, see "Description of Preferred Securities—Voting rights of holders of the preferred securities; amendment of the trust agreement" and "—Removal of issuer trustees."

There has been no prior market for the preferred securities, and the market price may decline after you invest.

        Before this offering, there has been no market for the preferred securities. Although the trust has applied to list the preferred securities on the Nasdaq National Market, a listing does not guarantee that a trading market for the preferred securities will develop. If a trading market for the preferred securities does develop, a listing will not guarantee the depth of that market and your ability to easily sell your preferred securities.

Risks Related to an Investment in Seacoast Financial Services Corporation

Our profitability depends significantly on local and overall economic conditions, and the financial services industry may be significantly affected if economic conditions deteriorate.

        Our success is dependent on the economic conditions of the communities we serve and the general economic conditions of the United States. We have operations in Southeastern Massachusetts including Nantucket, Martha's Vineyard and Cape Cod and make indirect automobile loans in Eastern Massachusetts and Rhode Island. The economic conditions in these areas and throughout the United States have a significant impact on loan demand, the ability of borrowers to repay these loans and the value of the collateral securing these loans. A significant decline in general economic conditions will affect local economic conditions and could negatively affect the financial results of our banking operations. Factors influencing general economic conditions include inflation, recession-like conditions, unemployment and other factors beyond our control, including terrorist acts and acts of war.

        The economies of the United States and many other nations are currently suffering from a recession. There can be no assurance that this recession will not materially adversely affect the banking industry and its participants, including us. The depth and length of the recession may be exacerbated and prolonged as a result of the events of September 11, 2001 and more recent terrorist activities and threats. Our clientele of small and medium sized businesses could be significantly affected by the recession and this may result in an increase of defaults on outstanding loans and reduce demand for future loans, both of which could adversely affect us.

Fluctuations in interest rates could reduce our profitability.

        We realize income primarily from the difference between interest earned on loans and investments and the interest paid on deposits and borrowings. We expect that we will periodically experience "gaps" in the interest rate sensitivities of our assets and liabilities, meaning that either our interest-earning assets will be more sensitive to changes in market interest rates than our interest-bearing liabilities, or vice versa. In either event, if market interest rates should move contrary to our position, this "gap" will work against us, and our earnings may be negatively affected.

        We are unable to predict fluctuations of market interest rates, which are affected by, among other factors, changes in the following:

  •
  inflation rates;

  •
  levels of business activity;

  •
  unemployment levels;

  •
  money supply;

  •
  domestic and foreign financial markets; and

  •
  political developments, including terrorist acts and acts of war.

        Our asset-liability management strategy, which is designed to mitigate our risk from changes in market interest rates, may not be able to mitigate changes in interest rates from having a material adverse effect on our results of operations and financial condition.

If our allowance for loan losses is not sufficient to cover actual loan losses, our earnings could decrease.

        Our loan customers may not repay their loans according to the terms of these loans, and the collateral securing the payment of these loans may be insufficient to assure repayment. We may experience significant credit losses which could have a material adverse effect on our operating results. We make various assumptions and judgments about the collectibility of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of our loans. In determining the size of the allowance for loan losses, we rely on our experience and our evaluation of economic conditions. If our assumptions prove to be incorrect, our current allowance for loan losses may not be sufficient to cover loan losses inherent in our loan portfolio and adjustments may be necessary due to unfavorable economic conditions or adverse developments in our loan portfolio. Material additions to our allowance would materially decrease our net income.

        In addition, federal and state regulators periodically review our allowance for loan losses and may require us to increase our provision for loan losses or recognize further loan charge-offs. Any increase in our loan allowance or loan charge-offs as required by these regulatory agencies could have a material adverse effect on our results of operations and financial condition.

Competition with other financial institutions could adversely affect our profitability.

        We face vigorous competition from banks and other financial institutions, including savings and loan associations, savings banks, finance companies and credit unions. A number of these banks and other financial institutions have substantially greater resources and lending limits, larger branch systems and a wider array of banking services. To a limited extent, we also compete with other providers of financial services, such as money market mutual funds, brokerage firms, consumer finance companies and insurance companies. This competition may reduce or limit our margins on banking, investment management and trust services, reduce our market share and adversely affect our results of operations and financial condition.

        The Gramm-Leach-Bliley Act of 1999 (the "Gramm Act") has expanded the permissible activities of a bank holding company. The Gramm Act allows qualifying bank holding companies to elect to be treated as financial holding companies. A financial holding company may engage in activities that are financial in nature or are incidental or complementary to financial activities. The Gramm Act also eliminated restrictions imposed by the Glass-Steagall Financial Services Law, adopted in the 1930s, which prevented banking, insurance and securities firms from fully entering each other's business. While it is uncertain what the full impact of this legislation will be, it is likely to result in further consolidation in the financial services industry. In addition, removal of these restrictions will likely increase the number of entities providing banking services and thereby create additional competition.

We rely heavily on our management team, and the unexpected loss of key managers may adversely affect our operations.

        Our success to date has been strongly influenced by our ability to attract and to retain senior management experienced in banking and financial services. Our ability to retain executive officers and the current management teams of each of our lines of business will continue to be important to successful implementation of our strategies. We do not have employment or non-compete agreements with all of these key employees. The unexpected loss of services of any key management personnel, or the inability to recruit and retain qualified personnel in the future, could have an adverse effect on our business and financial results.

We operate in a highly regulated environment and may be adversely affected by changes in federal and state laws and regulations.

        We are subject to extensive regulation, supervision and examination by federal and state banking authorities. Any change in applicable regulations or federal or state legislation could have a substantial impact on us and our results of operations. Additional legislation and regulations may be enacted or adopted in the future that could significantly affect our powers, authority and operations, which could have a material adverse effect on our financial condition and results of operations. Further, regulators have significant discretion and power to prevent or remedy unsafe or unsound practices or violations of laws by banks and bank holding companies in the performance of their supervisory and enforcement duties. The exercise of regulatory power may have a negative impact on our results of operations and financial condition.

There can be no assurance that the integration of our acquisitions will be successful or will not result in unforeseen difficulties that may absorb significant management attention.

        Our completed acquisitions, or any future acquisition, may not produce the revenue, earnings or synergies that we anticipated. The process of integrating acquired companies into our business may also result in unforeseen difficulties. Unforeseen operating difficulties may absorb significant management attention, which we might otherwise devote to our existing business. Also, the process may require significant financial resources that we might otherwise allocate to other activities, including the ongoing development or expansion of our existing operations.

        If we pursue a future acquisition, our management could spend a significant amount of time and effort identifying and completing the acquisition. If we make a future acquisition, we could issue equity securities which would dilute current stockholders' percentage ownership, incur substantial debt, assume contingent liabilities, incur a one-time charge or be required to amortize goodwill, or any combination of the foregoing.

There may be risks related to our former use of Arthur Andersen as our independent auditors, and our recent change of auditors.

        In March 2002, our former independent auditor, Arthur Andersen LLP was indicted on federal obstruction of justice charges arising from the government's investigation of Enron Corporation. As a public company, we are required to file with the Securities and Exchange Commission annual financial statements audited by independent auditors. The Securities and Exchange Commission has said that it will continue accepting financial statements audited by Arthur Andersen, and interim financial statements reviewed by it, so long as Arthur Andersen is able to make certain representations to its clients. Certain investors may choose not to hold or invest in securities of a company that has engaged Arthur Andersen as its independent auditor. Our ability to make timely Securities and Exchange Commission filings and our access to the capital markets could be impaired if the Securities and Exchange Commission ceases accepting financial statements audited by Arthur Andersen, or if Arthur Andersen becomes unable to make required representations to us relating to historic financial statements which they have audited. On May 16, 2002, we terminated the engagement of Arthur Andersen and hired KPMG LLP as our independent auditors.

FORWARD-LOOKING STATEMENTS

        This prospectus contains or incorporates statements that are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, which is referred to as the "Securities Act" and Section 21E of the Securities Exchange Act of 1934, as amended, which is referred to as the "Exchange Act." These statements can be identified by the use of forward-looking language such as "will likely result," "may," "are expected to," "is anticipated," "estimate," "projected," "intends to," or other similar words. Our actual results, performance or achievements could be significantly different from the results expressed in or implied by these forward-looking statements. These statements are subject to risks and uncertainties, including but not limited to risks described in this prospectus or the documents incorporated by reference. When considering these forward-looking statements, you should keep in mind these risks, uncertainties and other cautionary statements made in this prospectus and the documents incorporated by reference. You should not place undue reliance on any forward-looking statement, which speaks only as of the date made. You should refer to our periodic and current reports filed with the SEC for specific risks which could cause actual results to be significantly different from those expressed or implied by these forward-looking statements. We discuss these uncertainties and others in the section of this prospectus named "Risk Factors."

REGULATORY CONSIDERATIONS

        Because we are a financial holding company under the Bank Holding Company Act, the Federal Reserve Board regulates, supervises and examines us and our consolidated subsidiaries. For a discussion of the material elements of the regulatory framework applicable to financial holding companies, bank holding companies and their subsidiaries and specific information relevant to us, please refer to our annual report on Form 10-K for the fiscal year ended December 31, 2001, quarterly reports on Form 10-Q, Form 8-K and any subsequent reports we file with the SEC, which are incorporated by reference in this prospectus. This regulatory framework is intended primarily for the protection of depositors and the federal deposit insurance funds and not for the protection of our or the trust's security holders. As a result of this regulatory framework, our earnings are affected by actions of the Federal Reserve Board, the Massachusetts Division of Banks, which regulates our banking subsidiaries, and the Federal Deposit Insurance Corporation, which insures the deposits of our banking subsidiaries within certain limits.

        Our earnings are also affected by general economic conditions, our management policies and legislative action.

        In addition, there are numerous governmental requirements and regulations that affect our business activities. A change in applicable statutes, regulations or regulatory policy may have a material effect on our business.

        Depository institutions, like our bank subsidiary, are also affected by various federal laws, including those relating to consumer protection and similar matters. We also have other financial services subsidiaries regulated, supervised and examined by the Federal Reserve Board, as well as other relevant state and federal regulatory agencies and self-regulatory organizations. Our non-bank subsidiaries may be required to comply with other laws and regulations of the federal government or the various states in which they are authorized to do business.

USE OF PROCEEDS

        The trust will invest the proceeds from the sale of the preferred securities in the subordinated debentures. We estimate the net proceeds, before expenses, to us from the sale of the subordinated debentures to the trust, after deducting underwriting expenses and commissions, to be approximately $            million, or $            million, if the underwriters exercise their over-allotment option in full. We intend to use the proceeds for general corporate purposes, which may include the repurchase of our common stock, the repayment of our debt and investments in or advances to our existing or future subsidiaries. We may also use a portion of the net proceeds to fund possible future acquisitions, although we do not presently have any understandings with respect to any such future acquisitions. Pending such use, we may use the net proceeds to make short-term marketable investment grade investments.

CAPITALIZATION

        The following table sets forth our consolidated capitalization as of March 31, 2002 on a historical basis and as adjusted to give effect to the consummation of the offering of the preferred securities, assuming no exercise of the over-allotment option unless otherwise indicated. The following data should be read in conjunction with our consolidated financial statements and notes thereto incorporated elsewhere by reference.

	As of March 31, 2002
	Actual	As Adjusted
	(in thousands)
Federal Home Loan Bank advances	$809,042	$809,042
Guaranteed Preferred Beneficial Interests in the Company's Junior Subordinated Deferrable Interest Debentures(1)	$—	$50,000 (2)

Shareholders' Equity:
Preferred Stock	$—	$—
Common Stock	268	268
Additional Paid-in Capital	153,370	153,370
Retained Earnings	196,278	196,278
Accumulated Other Comprehensive Income	1,529	1,529
Treasury Stock, at Cost	(29,712)	(29,712)
Unearned Compensation — ESOP and Restricted Stock	(12,123)	(12,123)
Shares Held in Employee Trust	$(281)	$(281)

Total Shareholders' Equity	$309,329	$309,329

Total Capitalization	$1,118,371	$1,168,371

Capital Ratios(3)
Total Shareholders' Equity to Total Assets	8.96%	8.84%
Tier 1 Risk-based Capital Ratio(4)	11.92	14.05
Total Risk-based Capital Ratio(4)	13.20	15.33
Tier 1 Leverage Capital(4)(5)	8.08	9.56

(1)
As described in this prospectus, the trust will hold $51,546,400 of subordinated debentures, issued by us to the trust, as its sole assets. The guaranteed preferred beneficial interest in our junior subordinated deferrable interest debentures will aggregate $50,000,000. The subordinated debentures will mature on June 30, 2032, which date may be shortened to a date not earlier than June 30, 2007. We own all of the common securities of the trust, which accrue distributions at the rate of      % per annum.
(2)
If the underwriters exercise their over-allotment option in full, guaranteed preferred beneficial interests in our junior subordinated deferrable interest debentures will aggregate $57,500,000, and the sole assets of the trust will be $59,278,375 of subordinated debentures issued by us to the trust.
(3)
The capital ratios, as adjusted, are computed including the estimated proceeds from the sale of the preferred securities in a manner consistent with Federal Reserve regulations. For the purposes of calculating the adjusted risk base capital ratios as of March 31, 2002, all proceeds from the offering were deemed to be invested in Federal Fund overnight deposit accounts.
(4)
The preferred securities have been structured to qualify as Tier 1 capital. However, in calculating the amount of Tier 1 qualifying capital, the preferred securities can only be included up to the amount constituting 25% of total Tier 1 core capital elements (including preferred securities). As adjusted for this offering and assuming that the over-allotment option is exercised in full, our Tier 1 capital as of March 31, 2002 would have been approximately $329,292,000, of which $57,500,000 would have been attributable to the preferred securities offered by this prospectus. If the over-allotment option is exercised in full, the capital ratios would be as follows: the Tier I Risk-based Capital Ratio would be 14.37%, the Total Risk-based Capital Ratio would be 15.65% and the Tier 1 Leverage Capital would be 9.78%.
(5)
The leverage ratio is Tier 1 capital divided by average quarterly assets after deducting intangible assets and net deferred tax assets in excess of regulatory maximum limits.

ACCOUNTING TREATMENT

        For financial reporting purposes, the trust will be treated as our subsidiary and, accordingly, the accounts of the trust will be included in our consolidated financial statements. The preferred securities will be presented as a separate line item in our consolidated balance sheets, entitled "Guaranteed Preferred Beneficial Interests in our Junior Subordinated Deferrable Interest Debentures" and appropriate disclosure about the preferred securities, the guarantee and the subordinated debentures will be included in the notes to our consolidated financial statements. For financial reporting purposes, we will record distributions payable on the preferred securities as a non-interest expense in the consolidated statements of income.

        We have agreed that our future financial reports will include, in an audited note to the financial statements, disclosure that:

  •
  the trust is wholly-owned;

  •
  the sole assets of the trust are the subordinated debentures; and

  •
  our obligations under the subordinated debentures, the relevant indenture, trust agreement, guarantee and expense agreement, in the aggregate, constitute our full and unconditional guarantee of the trust's obligations under the preferred securities.

SEACOAST CAPITAL TRUST I

        Seacoast Capital Trust I is a statutory business trust created under Delaware law pursuant to the trust agreement and the filing of a certificate of trust with the Delaware Secretary of State on April 9, 2002. The trust's business and affairs are conducted by the property trustee, and two individual administrative trustees who are our employees, officers or affiliates. The trust has a term of 30 years but may be dissolved earlier as provided in the trust agreement. The trust exists exclusively to:

  •
  issue and sell the common and preferred securities;

  •
  use the proceeds from the sale of common and preferred securities to acquire subordinated debentures issued by us; and

  •
  engage in only those other activities necessary or incidental to those activities, such as registering the transfer of the preferred securities.

        The trust will have no assets other than the subordinated debentures and the right to receive reimbursement of some expenses from us. Consequently, the trust will have no revenue other than payments under the subordinated debentures and the expense agreement.

        Upon issuance of the preferred securities offered by this prospectus, the purchasers in this offering will own all of the issued and outstanding preferred securities of the trust. We will own all of the common securities. The common securities will rank on a parity, and payments will be made on them ratably, with the preferred securities. However, upon the occurrence and continuance of an event of default under the trust agreement resulting from an event of default under the indenture, our rights as holder of the common securities to payment in respect of distributions and payments upon liquidation, redemption or otherwise will be subordinated to the rights of the holders of the preferred securities, as described under "Description of Preferred Securities—Subordination of the common securities." We will acquire the common securities in an aggregate liquidation amount equal to at least 3% of the total capital of the trust. The principal executive office of the trust is at One Compass Place, New Bedford, Massachusetts 02740 and our telephone number is (508) 984-6000.

        The number of trustees of the trust will initially be four. Two of the trustees will be persons who are employees or officers of, or who are affiliated with us. They are the administrative trustees. The third trustee will be an entity that maintains its principal place of business in the State of Delaware. It is the Delaware trustee. Initially, Christiana Bank & Trust Company, will act as Delaware trustee. The fourth trustee, called the property trustee, will initially be State Street Bank & Trust Company. The property trustee is the institutional trustee under the trust agreement and acts as the indenture trustee called for under the applicable provision of the Trust Indenture Act. Also for purposes of compliance with the Trust Indenture Act, State Street Bank & Trust Company will act as guarantee trustee and indenture trustee under the guarantee agreement and the indenture. We, as holder of all of the common securities of the trust, will have the right to appoint or remote any trustee unless an event of default under the indenture has occurred and is continuing, in which case only the holders of the preferred securities may remove the Delaware trustee or the property trustee. The trust has a term of approximately 30 years but may terminate earlier as provided in the trust agreement.

        The property trustee will hold the debentures for the benefit of the holders of the trust securities and will have the power to exercise all rights, powers and privileges under the indenture as the holder of the debentures. In addition, the property trustee will maintain exclusive control of a segregate noninterest-bearing "payment account" established with State Street Bank and Trust Company to hold all payments made on the debentures for the benefit of the holders of the trust securities. The property trustee will make payments of distributions and payments on liquidation, redemption and otherwise to the holders of the trust securities out of funds from the payment account. The guarantee trustee will hold the guarantee for the benefit of the holders of the preferred securities.

        We do not expect that the trust will be required to file reports under the Exchange Act.

        In this prospectus, (1) the "indenture" means the indenture, as amended and supplemented from time to time, between us and State Street Bank and Trust Company, as trustee, referred to as the "debenture trustee," and (2) the "trust agreement" means the trust agreement relating to the trust among us, as depositor, State Street Bank and Trust Company, as property trustee, Christiana Bank & Trust Company, as Delaware trustee and the administrative trustees named in that agreement and the several holders of preferred securities. We refer to the property trustee, the Delaware trustee and the administrative trustees collectively as the "issuer trustees."

DESCRIPTION OF PREFERRED SECURITIES

        The following is a summary of the terms of the preferred securities. This summary together with the summary of the subordinated debentures and the guarantee set forth under the captions "Description of Subordinated Debentures," "Description of Guarantee" and "Relationship Among the Preferred Securities, the Subordinated Debentures, the Expense Agreement and the Guarantee" contains a description of all of the material terms of the preferred securities but is not complete. We refer you to the forms of the trust agreement, the subordinated indenture, the preferred securities, the subordinated debentures and the guarantee and expense agreements that have been filed as exhibits to the registration statement of which this prospectus forms a part.

        Under the terms of the trust agreement, the issuer trustees on behalf of the trust will issue the preferred securities and the common securities. The preferred securities will represent preferred beneficial interests in the trust. As a holder of preferred securities you will be entitled to a preference in some circumstances with respect to distributions and amounts payable on redemption or liquidation over the common securities, as well as other benefits as described in the trust agreement.

        The preferred securities will rank on a parity, and payments will be made ratably with the common securities, except as described under "—Subordination of the common securities." Legal title to the subordinated debentures will be held by the property trustee in trust for the benefit of the holders of the preferred securities and common securities. The guarantee will be a guarantee on a subordinated basis with respect to the common and preferred securities. The guarantee will not, however, guarantee payment of distributions or amounts payable on redemption or liquidation of the preferred securities when the trust does not have funds on hand available to make those payments. For more information on the payments guaranteed by the guarantee, see "Description of Guarantee."

Distributions on the preferred securities

        Payment of distributions on the preferred securities.    The preferred securities represent preferred beneficial interests in the trust, and cash distributions on the preferred securities will be payable at the annual rate of      % of the stated liquidation amount of $25. The distributions are payable quarterly on March 31, June 30, September 30 and December 31 of each year, to the holders of the preferred securities at the close of business on the fifteenth day immediately preceding the relevant distribution date. Distributions will accumulate from the date of original issuance. The first distribution payment date for the preferred securities will be June 30, 2002. The amount of distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed in a partial month during that period. If any date on which distributions are payable on the preferred securities is not a business day, then payment of the distributions payable on that date will be made on the next succeeding day that is a business day. No additional distributions or other payment in respect of that delay will be made. However, if that business day is in the next succeeding calendar year, payment of that distribution shall be made on the immediately preceding business day. A "business day" means any day other than a Saturday or a Sunday, or a day on which banking institutions in Boston are authorized or required by law or executive order to remain closed or a day on which the corporate trust office of the property trustee or the debenture trustee is closed for business. The paying agent for the preferred securities is State Street Bank and Trust Company.

        Extension period.    So long as no event of default under the indenture has occurred and is continuing, we have the right under the indenture to defer payments of interest on the subordinated debentures at any time for a period not exceeding 20 consecutive quarters. Any period for which interest is deferred is referred to as an "extension period." However, no extension period may extend beyond June 30, 2032. Once an extension period has terminated and we have paid all accrued and unpaid interest, we can choose to begin a new extension period. As a consequence of any deferral of interest payments by us, quarterly distributions on the preferred securities will also be deferred by the trust. Distributions to which holders of the preferred securities are entitled will accumulate additional distributions on the preferred securities at the annual rate of      %, compounded quarterly from the relevant payment date for these distributions. The term "distributions" as used in this prospectus includes any additional distributions. See "Description of Subordinated Debentures—Option to defer interest payments on the subordinated debentures" for more information on deferral of interest payments and prohibitions of dividend and other payments by us during an extension period.

        During an extension period, we may not:

  •
  declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock (other than stock dividends, non-cash dividends in connection with the implementation of a shareholder rights plan, purchases of common stock in connection with employee benefit plans or in connection with the reclassification of any class of our capital stock into another class of capital stock);
  •
  make any payment of principal, interest or premium on or repay, repurchase or redeem any debt securities that rank equally with, or junior in interest to, the debentures;
  •
  make any guarantee payments with respect to any other guarantee by us of any other debt securities of any of our subsidiaries if the guarantee ranks equally with or junior to the debentures (other than payments under the guarantee); or
  •
  redeem, purchase or acquire less than all of the debentures or any of the preferred securities.

        After the termination of any extension period and the payment of all amounts due, we may elect to begin a new extension period, subject to the above requirements. We do not currently intend to exercise our right to defer distributions on the preferred securities by deferring the payment of interest on the debentures.

        The revenue of the trust available for distribution to holders of the preferred securities will be limited to payments under the subordinated debentures. If we do not make interest payments on the subordinated debentures, the property trustee will not have funds available to pay distributions on the preferred securities. The payment of distributions is guaranteed by us on a limited basis as described under "Description of Guarantee," if and to the extent the trust has funds legally available for the payment of those distributions and cash sufficient to make those payments.

        Distributions on the preferred securities will be payable to the holders of the preferred securities as they appear on the register of the trust on the relevant record dates, which, as long as the preferred securities remain in book-entry form, will be the business day immediately preceding the relevant distribution date. Payment will be made as described under "Book-entry issuance."

Redemption of the common and preferred securities or exchange upon liquidation of the trust

        Mandatory redemption of the common and preferred securities.    Upon the repayment or redemption, in whole or in part, of the subordinated debentures, whether at stated maturity, upon acceleration or upon earlier redemption as provided in the indenture, the proceeds from the repayment or redemption will be applied by the property trustee to redeem a like amount of the common and preferred securities. This amount will be allocated between the common securities and the preferred securities in proportion to their respective liquidation amounts, upon not less than 30 nor more than 60 days notice prior to the date fixed for repayment or redemption. The redemption price for the preferred securities is equal to the aggregate liquidation amount of the preferred securities plus accumulated and unpaid distributions to the date of redemption. For a description of the stated maturity and redemption provisions of the subordinated debentures, see "Description of Subordinated Debentures—Maturity of the subordinated debentures" and "—Redemption of the subordinated debentures."

        If less than all of any of the subordinated debentures are to be repaid or redeemed on a redemption date, then the proceeds from the repayment or redemption will be allocated ratably to the redemption of the preferred securities and the common securities.

        Subject to the approval of the Federal Reserve, if required, we will have the right to redeem the subordinated debentures:

  •
  at any time on or after June 30, 2007, in whole or in part;
  •
  at any time within 90 days following a "tax event," "a capital treatment" event or an "investment company event," which are events described under "—Tax event, capital treatment event or investment company event redemption," but only in whole; or
  •
  at any time, to the extent of any preferred securities we repurchase, plus a proportionate amount of the common securities we hold, so long as a partial redemption would not cause the preferred securities to be delisted from the Nasdaq National Market.

        Liquidation of the trust and distribution of the subordinated debentures.    We will have the right at any time to dissolve the trust and, after satisfaction of the liabilities of creditors of the trust, distribute the subordinated debentures to you in exchange for your preferred securities. We will commit to the Federal Reserve that, so long as we or any of our affiliates is a holder of common securities, we will not exercise that right until we obtain the approval of the Federal Reserve to do so, if approval is then required under applicable Federal Reserve capital guidelines or policies.

        Under current United States federal income tax law, a distribution of subordinated debentures in exchange for preferred securities would not be a taxable event to you. Should there be a change in law, a change in legal interpretation, a tax event or other circumstances, however, the distribution of the subordinated debentures could be a taxable event to you. For more information on what may cause this distribution to constitute a taxable event, see "Material United States Federal Income Tax Consequences—Distribution of the subordinated debentures to holders of the preferred securities."

        Tax event, capital treatment event or investment company event redemption.    If a tax event, capital treatment event or investment company event in respect of the preferred securities and common securities occurs and is continuing, we have the right to redeem the subordinated debentures in whole, but not in part, and thereby cause a mandatory redemption, of the preferred securities and common securities in whole, but not in part, at the redemption price within 90 days following the occurrence of that tax event, capital treatment event or investment company event. We cannot redeem the subordinated debentures in part. If a tax event, capital treatment event or investment company event in respect of the preferred securities and common securities has occurred and is continuing, and we do not elect:

  •
  to redeem the subordinated debentures and thereby cause a mandatory redemption of the preferred securities; or
  •
  to dissolve the trust and cause the subordinated debentures to be distributed to holders in exchange for the preferred securities and common securities upon liquidation of the trust as described above;

the preferred securities will remain outstanding and additional sums may be payable on the subordinated debentures.

        "Additional sums" means the additional amounts as may be necessary in order that the amount of distributions then due and payable by the trust on the preferred securities and common securities will not be reduced as a result of any additional taxes, duties and other governmental charges to which the trust has become subject as a result of a tax event.

        "Capital treatment event" means the reasonable determination by us that, as a result of any amendment to any laws or any regulations, there is more than an insubstantial risk that we will not be entitled to treat an amount equal to the aggregate liquidation amount of the preferred securities as "Tier 1 Capital" for purposes of the then current capital adequacy guidelines of the Federal Reserve.

        "Investment company event" means the receipt by the trust and us of an opinion of counsel experienced in such matters to the effect that the trust is or will be considered an "investment company" that is required to be registered under the Investment Company Act, as a result of a change in law or regulation or a change in interpretation or application of law or regulation.

        "Like amount" means:

  •
  with respect to a redemption of any of the common or preferred securities, common or preferred securities having a liquidation amount equal to the principal amount of subordinated debentures to be contemporaneously redeemed in accordance with the indenture, the proceeds of which will be used to pay the redemption price of the common and preferred securities; and
  •
  with respect to a distribution of subordinated debentures to holders of any of the common or preferred securities in connection with a dissolution or liquidation of the trust, subordinated debentures having a principal amount equal to the liquidation amount of the common or preferred securities in respect of which that distribution is made.

        "Liquidation amount" means the stated amount per preferred security and common security of $25.

        "Tax event" with respect to the trust means the receipt by the trust of an opinion of independent tax counsel experienced in such matters to the effect that, as a result of any amendment to any laws or any regulations, or as a result of any official administrative pronouncement or judicial decision interpreting or applying the tax laws or regulations, there is more than an insubstantial risk that:

  •
  the trust is, or will be within 90 days of the date of that opinion, subject to United States Federal income tax with respect to income received or accrued on the corresponding subordinated debentures;
  •
  we may not, or within 90 days of the opinion we will not be able to deduct interest that we must pay on the subordinated debentures in whole or in part for United States Federal income tax purposes; or
  •
  the trust is, or will be within 90 days of the date of that opinion, subject to more than a minimal amount of other taxes, duties or other governmental charges.

        After the liquidation date fixed for any distribution of the subordinated debentures for any of the preferred securities:

  •
  the preferred securities will no longer be deemed to be outstanding;
  •
  DTC or its nominee, as the record holder of the preferred securities, will receive a registered global certificate or certificates representing the subordinated debentures to be delivered upon that distribution;
  •
  Seacoast will use its best efforts to list the subordinated debentures on the Nasdaq National Market or a national securities exchange; and

  •
  any certificates representing the preferred securities not held by DTC or its nominee will be deemed to represent the subordinated debentures until those certificates are presented to the administrative trustees or their agent for transfer or reissuance.

        There can be no assurance as to the market prices for the preferred securities or the subordinated debentures if a dissolution and liquidation were to occur. Accordingly, the preferred securities that an investor may purchase, or the subordinated debentures that an investor may receive on dissolution and liquidation, may trade at a discount to the price that that investor paid to purchase the preferred securities offered hereby.

        If we elect neither to redeem the subordinated debentures prior to maturity nor to liquidate the trust and distribute the subordinated debentures to holders of the preferred securities in exchange therefor, the preferred securities will remain outstanding until the stated maturity of the subordinated debentures.

        If we elect to dissolve the trust and thereby cause the subordinated debentures to be distributed to holders of the preferred securities in exchange therefor upon liquidation of the trust, we will continue to have the right to shorten the maturity of the subordinated debentures, if the conditions described under "Description of Subordinated Debentures—Maturity of the subordinated debentures" are met.

Liquidation value of the preferred securities

        The amount payable on the preferred securities if the trust is liquidated is $25 per preferred security plus accumulated and unpaid distributions, which may be in the form of a distribution of a like amount of subordinated debentures, unless the exceptions described under "—Distribution on the common and preferred securities upon dissolution and liquidation of the trust" apply.

Distribution on the common and preferred securities upon dissolution and liquidation of the trust

        Pursuant to the trust agreement, the trust will automatically dissolve upon expiration of its term of 30 years and will terminate on the first to occur of:

        (1)  some bankruptcy, dissolution or liquidation events of the holder of the common securities;

        (2)  the distribution of a like amount of the subordinated debentures to the holders of the common or preferred securities, if we, as depositor:

  •
  have given written direction to the property trustee to dissolve the trust; and
  •
  have received prior approval of the Federal Reserve if then so required under applicable capital guidelines or policies;

        (3)  redemption of all of the preferred securities as described under "—Redemption of the common and preferred securities or exchange upon liquidation of the trust—Mandatory redemption of the common and preferred securities"; and

        (4)  the entry of an order for the dissolution of the trust by a court of competent jurisdiction.

        If an early dissolution occurs as described in clause (1), (2) or (4) above, the trust will be liquidated by the issuer trustees as quickly as possible by distributing, after satisfaction of liabilities to creditors of the trust as provided by applicable law, to the holders of the common and preferred securities in exchange for a like amount of the subordinated debentures, unless that distribution is determined by the property trustee not to be practical. In the latter event the holders will be entitled to receive out of the assets of the trust available for distribution to holders, after satisfaction of liabilities to creditors of the trust as provided by applicable law, an amount equal to the aggregate of the liquidation amount plus accrued and unpaid distributions on the preferred securities to the date of payment. If this distribution upon liquidation of the trust can be paid only in part because the trust has insufficient assets available to pay that distribution in full, then the amounts payable directly by the trust on the preferred securities will be paid ratably. The holder(s) of the common securities will be entitled to receive distributions upon any liquidation ratably with the holders of the preferred securities, except that if a debenture event of default has occurred and is continuing, the preferred securities will have a priority over the common securities.

Procedures for redeeming the preferred securities

        Preferred securities redeemed on each redemption date will be redeemed at the redemption price with the proceeds from the contemporaneous redemption of the subordinated debentures. Redemptions of the preferred securities will be made and the redemption price will be payable on each redemption date only to the extent that the trust has funds on hand available for the payment of the redemption price. For more information on the subordination of payments to the holders of the common securities see "—Subordination of the common securities."

        If the property trustee gives a notice of redemption in respect of the preferred securities, then, by 12:00 noon, Boston time, on the redemption date, to the extent funds are available, the property trustee will deposit irrevocably with DTC funds sufficient to pay the redemption price. Also at that time, the property trustee will give DTC irrevocable instructions and authority to pay the redemption price to the holders of the preferred securities, as further described under "Book-entry issuance." If the preferred securities are no longer in book-entry form, the property trustee, to the extent funds are available, will irrevocably deposit with the paying agent for the preferred securities funds sufficient to pay the redemption price. Also at that time, the property trustee will give that paying agent irrevocable instructions and authority to pay the redemption price to the holders of the preferred securities upon surrender of their certificates evidencing the preferred securities. However, distributions payable on or prior to the redemption date for the preferred securities called for redemption will be payable to the holders of the preferred securities on the relevant record dates for the related distribution dates.

        If notice of redemption has been given and funds deposited as required, then upon the date of that deposit:

  •
  all rights of the holders of the preferred securities so called for redemption will cease, except the right of the holders of the preferred securities to receive the redemption price and any distribution payable in respect of the preferred securities on or prior to the redemption date, but without interest on that redemption price; and

  •
  the preferred securities will cease to be outstanding.

        If any date fixed for redemption of preferred securities is not a business day, then payment of the redemption price payable on that date will be made on the next succeeding day which is a business day, without any interest or other payment in respect of that delay. However, if that business day falls in the next calendar year, that payment will be made on the immediately preceding business day. In each of these cases, payment of the redemption price payable on that date will have the same force and effect as if made on that date. If payment of the redemption price in respect of preferred securities called for redemption is improperly withheld or refused and not paid either by the trust or by us pursuant to the guarantee as described under "Description of Guarantee," distributions on the preferred securities will continue to accrue at the then applicable rate from the redemption date originally established by the trust for the preferred securities to the date that redemption price is actually paid. In this case the actual payment date will be the date fixed for redemption for purposes of calculating the redemption price.

        We or our subsidiaries may at any time and from time to time purchase outstanding preferred securities by tender offer, in the open market or by private agreement, provided that we are not in an extension period.

        Payment of the redemption price on the preferred securities and any distribution of subordinated debentures to holders of preferred securities will be made to the recordholders as they appear on the register for the preferred securities on the relevant record date, which is the fifteenth day, whether or not a business day, immediately preceding the relevant redemption date or liquidation date.

        If less than all of the preferred securities and common securities issued by the trust are to be redeemed on a redemption date, then the aggregate liquidation amount of the preferred securities and common securities to be redeemed will be allocated proportionately to the preferred securities and the common securities based upon the relative liquidation amounts of these classes. The particular preferred securities to be redeemed will be selected on a proportional basis not more than 60 days prior to the redemption date by the property trustee from the outstanding preferred securities not previously called for redemption, by a method the property trustee deems fair and appropriate and which may provide for the selection for redemption of portions equal to $25 or an integral multiple of $25 in excess of $25, of the liquidation amount of preferred securities of a denomination larger than $25. The property trustee will promptly notify the securities registrar in writing of the preferred securities selected for redemption and, in the case of the preferred securities selected for partial redemption, the liquidation amount to be redeemed. For all purposes of the trust agreement, unless the context otherwise requires, all provisions relating to the redemption of the preferred securities to be redeemed either in whole or in part relate to the portion of the aggregate liquidation amount of preferred securities which has been or is to be redeemed.

        Notice of any redemption will be mailed at least 30 days, but not more than 60 days before the redemption date to each holder of common and preferred securities to be redeemed at the holder's registered address. Unless we default in payment of the redemption price on the subordinated debentures, on and after the redemption date, interest will cease to accrue on the preferred securities, subordinated debentures or portions of either called for redemption.

Subordination of the common securities

        Payment of distributions on, and the redemption price of, the preferred securities and common securities, will be made proportionately based on the liquidation amount of the preferred securities and common securities. However, if on any distribution date, redemption date or liquidation date a debenture event of default has occurred and is continuing:

  •
  no payment of any distribution on, or redemption price of, or distribution upon liquidation of the trust in respect of any of the common securities; and

  •
  no other payment on account of the redemption, liquidation or other acquisition of any of the common securities will be made unless payment in full of:

  •
  all accumulated and unpaid distributions on all of the outstanding preferred securities for all distribution periods terminating on or prior thereto; or

  •
  in the case of payment of the redemption price, the full amount of that redemption price on all of the trust's outstanding preferred securities then called for redemption; or

  •
  in the case of payment of the distribution upon liquidation of the trust, the full amount of that distribution on all outstanding preferred securities will have been made or provided for.

        All funds available to the property trustee will first be applied to the payment in full of all distributions on, or the redemption price of, the preferred securities then due and payable.

        In the case of any event of default under the trust agreement resulting from a debenture event of default, we, as holder of the common securities, will be deemed to have waived any right to act with respect to that event of default under the trust agreement until the effect of all of those events of default with respect to the preferred securities have been cured, waived or otherwise eliminated. Until any events of default under the trust agreement with respect to the preferred securities have been cured, waived or otherwise eliminated, the property trustee will act solely on behalf of the holders of the preferred securities and not on our behalf as holder of the common securities, and only the holders of the preferred securities will have the right to direct the property trustee to act on their behalf.

Events of default under the trust agreement with respect to the preferred securities; notice

        Any one of the following events constitutes an "event of default" under the trust agreement with respect to the preferred securities:

  •
  the occurrence of a debenture event of default under the indenture, as described under "Description of Subordinated Debentures—Debenture events of default";

  •
  default by the trust in the payment of any distribution when it becomes due and payable, and continuation of that default for a period of 30 days;

  •
  default by the trust in the payment of the redemption price of any security when it becomes due and payable;

  •
  default in the performance, or breach, in any material respect, of any covenant or warranty of the issuer trustees in the trust agreement, other than a covenant or warranty a default in the performance of which or the breach of which is dealt with in the second or third bullet point above, and continuation of that default or breach for a period of 60 days after the holders of at least 25% in aggregate liquidation amount of the outstanding preferred securities of the trust have given, by registered or certified mail, to the defaulting issuer trustee or trustees, by, a written notice specifying that default or breach and requiring it to be remedied and stating that the notice is a "notice of default" under the trust agreement; or

  •
  the occurrence of some bankruptcy or insolvency events with respect to the property trustee and our failure to appoint a successor property trustee within 90 days of those events.

        Within five business days after the occurrence of any event of default actually known to the property trustee, the property trustee will transmit notice of that event of default to the holders of the preferred securities, the administrative trustees and us, as depositor, unless that event of default has been cured or waived. We, as depositor, and the administrative trustees are required to file annually with the property trustee a certificate as to whether or not they are in compliance with all the conditions and covenants applicable to them under the trust agreement.

        If a debenture event of default has occurred and is continuing, the preferred securities have a preference over the common securities as described above under "—Distribution on the common and preferred securities upon dissolution and liquidation of the trust." The existence of an event of default does not entitle you to accelerate the maturity of your preferred securities.

Removal of issuer trustees

        Unless a debenture event of default has occurred and is continuing, any issuer trustee may be removed at any time by the holder of the common securities. If a debenture event of default has occurred and is continuing, the property trustee and the Delaware trustee may be removed at that time by the holders of a majority in liquidation amount of the outstanding preferred securities. The holders of the preferred securities will not have the right to vote to appoint, remove or replace the administrative trustees. Those voting rights are vested exclusively in us as the holder of the common securities. No resignation or removal of a trustee and no appointment of a successor trustee will be effective until the acceptance of appointment by the successor trustee in accordance with the provisions of the trust agreement.

Co-trustees and separate property trustee

        Unless an event of default has occurred and is continuing, for the purpose of meeting the legal requirements of the Trust Indenture Act or of any jurisdiction in which any part of the trust property may at the time be located, we, as the holder of the common securities, and the administrative trustees will have power to appoint one or more persons either to act as:

  •
  a co-trustee, jointly with the property trustee, of all or any part of the trust property; or

  •
  to act as separate trustee of that property;

to vest in that person or persons in that capacity any property, title, right or power deemed necessary or desirable, subject to the provisions of the trust agreement. In case a debenture event of default has occurred and is continuing, the property trustee alone will have power to make that appointment.

Merger or consolidation of issuer trustees

  •
  Any person into which the property trustee, the Delaware trustee or any administrative trustee that is not a natural person may be merged or converted or with which it may be consolidated; or

  •
  any person resulting from any merger, conversion or consolidation to which that trustee will be a party; or

  •
  any person succeeding to all or substantially all the corporate trust business of that trustee will be the successor of that trustee under the trust agreement, if that person is otherwise qualified and eligible.

Mergers, consolidations, amalgamations or replacements of the trust

        The trust may not merge with or into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to any corporation or other person, except as described in this subsection or as described under "—Distribution on the common and preferred securities upon dissolution and liquidation of the trust". The trust may, at our request, with the consent of the administrative trustees and without the consent of the holders of the preferred securities, the property trustee or the Delaware trustee,

  •
  merge with or into, consolidate with, amalgamate with, or be replaced by; or

  •
  convey, transfer or lease its properties and assets substantially as an entirety to a trust organized under the laws of any State if the following conditions are met:

  •
  the successor entity either:

  •
  expressly assumes all of the obligations of the trust with respect to the preferred securities; or

  •
  substitutes for the preferred securities other securities having substantially the same terms as the preferred securities so long as the successor securities rank the same as the preferred securities in priority with respect to distributions and payments upon liquidation, redemption and otherwise;

  •
  we expressly appoint a trustee of the successor entity possessing the same powers and duties as the property trustee as the holder of the subordinated debentures;

  •
  the successor securities are listed, or any successor securities will be listed upon notification of issuance, on any national securities exchange or other organization on which the preferred securities are then listed;

  •
  the merger or similar transaction does not cause the preferred securities to be downgraded by any nationally recognized statistical rating organization which assigns ratings to the preferred securities;

  •
  the merger or similar transaction does not adversely affect the material rights of the holders of the preferred securities in any material respect;

  •
  the successor entity has a purpose substantially identical to that of the trust;

  •
  prior to the merger or similar transaction, we have received an opinion from independent counsel to the trust experienced in those matters to the effect that:

  •
  the transaction does not adversely affect the material rights, preferences and privileges of the holders of the preferred securities, including any successor securities, in any material respect; and

  •
  following the transaction, neither the trust nor any successor entity will be required to register as an investment company under the Investment Company Act of 1940, as amended; and

  •
  we or any permitted successor or assignee owns all of the common securities of the successor entity and guarantee the obligations of the successor entity under the successor securities at least to the extent provided by the guarantee.

        However, the trust will not, except with the consent of holders of 100% in liquidation amount of the preferred securities, enter into any merger or similar transaction if that would cause the trust or the successor entity to be classified as an association taxable as a corporation or as other than a grantor trust for United States Federal income tax purposes.

Voting rights of holders of the preferred securities; amendment of the trust agreement

        The holders of the preferred securities will have no voting rights, except as provided in this subsection and under "Description of Guarantee—Amendments to and assignment of the guarantee" and as otherwise required by law and the trust agreement.

        The trust agreement may be amended by us and the administrative trustees, without the consent of the holders of the preferred securities for any of the following reasons:

  •
  to cure any ambiguity, correct or supplement any provisions in the trust agreement that may be inconsistent with any other provision;

  •
  with respect to the acceptance of appointment of a successor trustee; or

  •
  to make any other provisions with respect to matters or questions arising under the trust agreement which shall not be inconsistent with the other provisions of the trust agreement; or

  •
  to modify, eliminate or add to any provisions of the trust agreement to the extent necessary to ensure that:

  •
  for United States Federal income tax purposes, the trust will be classified as a grantor trust and will not be classified as an association taxable as a corporation at all times that any common or preferred securities are outstanding; or

  •
  to ensure that the trust will not be required to register as an "investment company" under the Investment Company Act.

        However, that action may not adversely affect in any material respect the interests of any holder of preferred securities, and any such amendment of the trust agreement shall become effective when notice of that amendment is given to the holders of common and preferred securities.

        We and the administrative trustees may amend the trust agreement with:

  •
  the consent of holders representing not less than a majority of the outstanding common and preferred securities, based upon liquidation amounts; and

  •
  receipt by the issuer trustees of an opinion of counsel to the effect that the amendment or the exercise of any power granted to the issuer trustees in accordance with the amendment will not cause the trust to be taxable as a corporation or affect the trust's status as a grantor trust for United States Federal income tax purposes or the trust's exemption from status as an "investment company" under the Investment Company Act.

If such amendment will adversely affect the Delaware trustee and the property trustee, we would also need to get their approval.

However, without the consent of each holder of common and preferred securities, the trust agreement may not be amended to:

  •
  change the amount or timing of any distribution on the common or preferred securities or otherwise adversely affect the amount of any distribution required to be made in respect of the common or preferred securities as of a specified date; or

  •
  restrict the right of a holder of common or preferred securities to institute suit for the enforcement of any payment on or after that date.

        So long as any subordinated debentures are held by the property trustee, the issuer trustees will not:

  •
  direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee, or executing any trust or power conferred on the property trustee with respect to the subordinated debentures;

  •
  waive any past default that is waivable under the indenture;

  •
  exercise any right to rescind or annul a declaration that the principal of all the subordinated debentures shall be due and payable; or

  •
  consent to any amendment, modification or termination of the indenture or the subordinated debentures, where a consent is required without, in each case, obtaining the prior approval of the holders of a majority in aggregate liquidation amount of all outstanding preferred securities. However, where a consent under the indenture would require the consent of each holder of subordinated debentures affected thereby, the property trustee will not give consent without the prior consent of each holder of the corresponding preferred securities.

        The issuer trustees may not revoke any action previously authorized or approved by a vote of the holders of the preferred securities except by subsequent vote of the holders of the preferred securities. The property trustee will notify each holder of preferred securities of any notice of default with respect to the subordinated debentures. In addition to obtaining the foregoing approvals of the holders of the preferred securities, prior to taking any of the foregoing actions, the issuer trustees shall obtain an opinion of independent counsel experienced in these matters to the effect that:

  •
  the trust will not be classified as an association taxable as a corporation for United States Federal income tax purposes on account of that action; and

  •
  the action would not affect the trust's status as a grantor trust for United States Federal income tax purposes.

        Any required approval of holders of preferred securities may be given at a meeting of holders of preferred securities convened for that purpose or pursuant to written consent. The property trustee will cause a notice of any meeting at which holders of preferred securities are entitled to vote to be given to each holder of record of preferred securities in the manner described in the trust agreement.

        No vote or consent of the holders of preferred securities will be required for the trust to redeem and cancel the preferred securities in accordance with the trust agreement.

        Neither we, the issuer trustees, any of our affiliates or any issuer trustees will be entitled to vote or consent under any of the circumstances described above any of the preferred securities that are owned by it. For purposes of the vote or consent, their preferred securities will be treated as if they were not outstanding.

Registration of global preferred securities

        The preferred securities will be represented by a global certificate registered in the name of The Depository Trust Company, referred to as "DTC," or its nominee. Beneficial interests in the preferred securities will be shown on, and transfers of those beneficial interests will be effected only through, records maintained by participants in DTC. Except as described in this subsection, preferred securities in certificated form will not be issued in exchange for the global certificates.

        Upon the issuance of a global security, and the deposit of that global security with or on behalf of DTC, DTC or its nominee will credit, on its book-entry registration and transfer system, the respective aggregate liquidation amounts of the individual preferred securities represented by the global securities to the accounts of participants. These accounts will be designated by the dealers, underwriters or agents with respect to the preferred securities. Ownership of beneficial interests in a global security will be limited to participants or persons that may hold interests through participants. With respect to the interests of participants, ownership of beneficial interests in the global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee. With respect to interests of persons who hold through participants, that ownership will be shown on, and the transfer of that ownership will be effected only through, records of participants. The laws of some states require that some purchasers of securities take physical delivery of the securities in definitive form. These limits and laws may impair the ability to transfer beneficial interests in a global security.

        So long as DTC, or its nominee, is the registered owner of the global security, DTC or its nominee, will be considered the sole owner or holder of the preferred securities represented by the global security for all purposes under the indenture governing the preferred securities. Except as provided below in this subsection, owners of beneficial interests in a global security will not:

  •
  be entitled to have any of the individual preferred securities of the series represented by the global security registered in their names;

  •
  receive or be entitled to receive physical delivery of any of the preferred securities of that series in definitive form; or

  •
  be considered the owners or holders of the preferred securities under the indenture.

        Situations when a global security will be exchanged for a certificated security. A global security will be exchangeable for preferred securities registered in the names of persons other than DTC or its nominee only if:

  •
  DTC notifies the trust that it is unwilling or unable to continue as a depository for the global security and no successor depository shall have been appointed by the trust:

  •
  within 90 days; or

  •
  if at any time DTC ceases to be a clearing agency registered under the Exchange Act, at the time DTC ceases to be so registered;

  •
  the trust in its sole discretion determines that the global security is so exchangeable; or

  •
  an event of default under the indenture with respect to the subordinated debentures has occurred and is continuing.

        In each of these cases, the administrative trustees will notify DTC and instruct DTC to notify you of the exchange of your global security for definitive certificates. Any global security that is exchangeable pursuant to the preceding sentence will be exchangeable for definitive certificates registered in such names that DTC directs. It is expected that these instructions will be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in the global security. If preferred securities are issued in definitive form, the preferred securities will be in denominations of $25 and integral multiples of $25 and may be transferred or exchanged at the offices described below in this subsection.

        Payments on preferred securities represented by a global security. Payments on preferred securities represented by a global security will be made to DTC, as the depositary for the preferred securities. If preferred securities are issued in certificated form:

  •
  the liquidation amount and distributions will be payable;

  •
  the transfer of the preferred securities will be registrable; and

  •
  preferred securities will be exchangeable for preferred securities of other denominations of a like aggregate liquidation amount at either:

    •
    the corporate office of the property trustee in Boston, Massachusetts; or

    •
    the offices of any paying agent appointed by the administrative trustees.

Payment of any distribution may be made at the option of the administrative trustees by check mailed to the address of the persons entitled thereto or by wire transfer. In addition, if the preferred securities are issued in certificated form, the record dates for payment of distributions will be the fifteenth day, whether or not a business day, immediately preceding the relevant distribution date. For a description of DTC and the terms of the depositary arrangements relating to payments, transfers, voting rights, redemptions and other notices and other matters see "Book-entry issuance."

        We expect that DTC or its nominee, upon receipt of any payment of liquidation amount, premium or distributions, including any payment of redemption price, in respect of a permanent global security representing any of the preferred securities immediately will credit participants' accounts with payments in amounts proportionate to their respective beneficial interest in the aggregate liquidation amount of the global security for the preferred securities as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global security held through these participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name." These payments will be the responsibility of these participants.

Payment and paying agency

        Payments in respect of the preferred securities will be made to DTC, which will credit the relevant accounts at DTC on the distribution dates. If the preferred securities are not held by DTC, these payments will be made by check mailed to the address of the holder entitled thereto as that address appears on the Register. The paying agent will initially be the property trustee and any co-paying agent chosen by the property trustee and acceptable to the administrative trustees and us. Payment will be made at the corporate trust office of the property trustee in Boston. That office is currently located at 225 Franklin Street, Boston, Massachusetts. The paying agent will be permitted to resign as paying agent upon 30 days' written notice to the property trustee and us. If the property trustee will no longer be the paying agent, the administrative trustees will appoint a successor, which will be a bank or trust company acceptable to the administrative trustees and us, to act as paying agent.

Registrar and transfer agent

        The property trustee will act as registrar and transfer agent for the preferred securities.

        Registration of transfers of preferred securities will be effected without charge by or on behalf of the trust, but upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. The trust will not be required to register the transfer of any preferred securities that have been called for redemption.

Information concerning the property trustee

        Other than during the occurrence and continuance of an event of default, the property trustee undertakes to perform only the duties specifically described in the trust agreement. After an event of default, the property trustee must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the property trustee is under no obligation to exercise any of the powers vested in it by the trust agreement at the request of any holder of preferred securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby. If no event of default has occurred and the property trustee is:

  •
  required to decide between alternative courses of action;

  •
  required to construe ambiguous provisions in the trust agreement; or

  •
  is unsure of the application of any provision of the trust agreement; and

  •
  the matter is not one on which holders of preferred securities are entitled under the trust agreement to vote then the property trustee will take action as we direct. If not so directed, the property trustee will take the action it deems advisable and in the best interests of the holders of the common and preferred securities and will have no liability except for its own bad faith, negligence or willful misconduct.

Miscellaneous

        The administrative trustees are authorized and directed to conduct the affairs of and to operate the trust in a way that:

  •
  the trust (1) will not be deemed to be an "investment company" required to be registered under the Investment Company Act or (2) classified as an association taxable as a corporation or as other than a grantor trust for United States Federal income tax purposes; and

  •
  so that the subordinated debentures will be treated as our indebtedness for United States Federal income tax purposes.

        In this connection, we and the administrative trustees are authorized to take any action, consistent with applicable law, the certificate of trust of the trust or the trust agreement, that we and the administrative trustees determine in our discretion to be necessary or desirable, as long as the action does not materially adversely affect the interests of the holders of the related preferred securities.

        Holders of the preferred securities have no preemptive or similar rights. The trust agreement and the trust securities will be governed by Delaware law.

        The trust may not borrow money or issue debt or mortgage or pledge any of its assets.

DESCRIPTION OF SUBORDINATED DEBENTURES

        The subordinated debentures will be issued under an indenture between us and State Street Bank and Trust Company as debenture trustee. The indenture is qualified under the Trust Indenture Act.

        Concurrently with the issuance of the preferred securities, the trust will invest the proceeds of the preferred securities in the subordinated debentures that we issue. At the same time, we will also issue subordinated debentures in consideration of the common securities issued by the trust. The subordinated debentures initially will be issued in an aggregate principal amount equal to $51,546,400, which is the sum of the maximum aggregate stated liquidation amounts of the preferred securities and the common securities.

Interest on the subordinated debentures

        The subordinated debentures will bear interest at the annual rate of        % of their principal amount, payable quarterly in arrears on March 31, June 30, September 30, and December 31 of each year, commencing June 30, 2002, to the person in whose name each subordinated debenture is registered at the close of business on the business day next preceding an interest payment date. We anticipate that, until any liquidation of the trust, the subordinated debentures will be held in the name of the property trustee in trust for the benefit of the holders of the common and preferred securities. The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed in a partial month during that period. If any date on which interest is payable on the subordinated debentures is not a business day, then payment of the interest payable on that date will be made on the next succeeding day that is a business day. If that business day is in the next succeeding calendar year, the payment will be made on the immediately preceding business day. Accrued interest that is not paid on the interest payment date will bear additional interest to the extent permitted by law at the annual rate of         %, compounded quarterly from the interest payment date. The term "interest" as used in this prospectus includes quarterly interest payments, interest on quarterly interest payments not paid on the interest payment date and additional sums, which are described below under "—Additional sums we may have to pay on the subordinated debentures."

Maturity of the subordinated debentures

        The subordinated debentures will mature on June 30, 2032. This maturity date may be shortened at any time by us to any date not earlier than June 30, 2007. However, we must commit to the Federal Reserve not to do so without its prior approval if approval is then required under applicable Federal Reserve capital guidelines or policies.

        If we elect to shorten the stated period to maturity of the subordinated debentures, we will give notice to the debenture trustee, and the debenture trustee will give notice of the shortening to the holders of the subordinated debentures no more than 30 and no less than 60 days prior to the effectiveness of the shortening.

Subordination of the subordinated debentures

        The subordinated debentures will be unsecured and will rank junior and be subordinate in right of payment to all of our senior debt. Substantially all of our existing indebtedness constitutes senior debt. At March 31, 2002, our senior debt totaled approximately $857,375,000. The subordinated debentures will rank on a parity with any other series of junior subordinated debentures that we may issue and will be unsecured and subordinate and junior in right of payment to all of our senior debt. We are a non-operating holding company and almost all of the operating assets of us and our consolidated subsidiaries are owned by these subsidiaries. We rely primarily on dividends from our subsidiaries to meet our obligations.

        Because we are a holding company, our right to participate in any distribution of assets of any subsidiary, including the Bank, upon the subsidiary's liquidation or reorganization or otherwise (and thus the ability of holders of the preferred securities to benefit indirectly from the distribution), is subject to the prior claims of creditors of that subsidiary, except to the extent that we are a creditor of that subsidiary. Accordingly, the subordinated debentures will be effectively subordinated to all existing and future liabilities of our subsidiaries, and holders of subordinated debentures should look only to our assets for payments on the subordinated debentures. The indenture does not limit our incurrence or issuance of other secured or unsecured debt, including senior debt, whether under the indenture or any existing or other indenture that we may enter into in the future or otherwise. We expect from time to time to incur additional indebtedness constituting senior debt.

        If we default in the payment of any principal or interest, or any other amount payable on any senior debt when it becomes due and payable, whether at maturity or at a date fixed for redemption or by declaration of acceleration or otherwise, then, unless and until:

  •
  the default has been cured or waived or has ceased to exist, or

  •
  all senior debt has been paid,

        no direct or indirect payment, whether in cash, property, securities, by set-off or otherwise, may be made or agreed to be made on the subordinated debentures, or in respect of any redemption, repayment, retirement, purchase or other acquisition of any of the subordinated debentures.

        As used in this prospectus, "senior debt" means any obligation of us to our creditors, whether now outstanding or subsequently incurred, including any premium and interest thereon, including interest accruing on or after the filing of any petition in bankruptcy or for reorganization. Senior debt includes our outstanding subordinated debt securities and any subordinated debt securities issued in the future with substantially similar subordination terms. Senior debt does not, however, include:

  •
  debt which constitutes subordinated debt;

  •
  any debt where it is provided in the instrument creating the debt that the obligations are not superior in right of payment to the debentures or to other debt which is equal with, or subordinated to, the debentures;

  •
  any of our debt that when incurred and without regard to any election under the federal bankruptcy laws, was without recourse to us;

  •
  any debt to any of our subsidiaries;

  •
  the subordinated debentures or any junior subordinated debt securities issued in the future with subordination terms substantially similar to those of the subordinated debentures; and

  •
  trade accounts payable and accrued liabilities arising in the ordinary course of business.

        Substantially all of our existing indebtedness constitutes senior debt.

        If any of the following events occur, in connection with a bankruptcy proceeding relating to us, our creditors or our property:

  •
  an insolvency, bankruptcy, receivership, liquidation, reorganization, readjustment, composition or other similar proceeding;

  •
  a proceeding for the liquidation, dissolution or other winding up of us, voluntary or involuntary; whether or not involving insolvency or bankruptcy proceedings;

  •
  an assignment by us for the benefit of creditors; or

  •
  any other marshalling of our assets;

then all senior debt will first be paid in full before any payment or distribution, whether in cash, securities or other property, will be made on account of the subordinated debentures. If that occurs, any payment or distribution on account of the subordinated debentures that would be payable or deliverable but for the subordination provisions will be paid or delivered directly to the holders of senior debt. It will be paid or delivered in accordance with the priorities then existing among these holders until all senior debt has been paid in full.

        If any proceeding occurs after payment in full of all sums owing with respect to senior debt, the holders of subordinated debentures, together with the holders of any of our obligations ranking on a parity with the subordinated debentures, will be entitled to be paid from our remaining assets the amounts they are owed at the time before any payment or other distribution will be made on account of any:

  •
  capital stock; or

  •
  our obligations ranking junior to the subordinated debentures.

If any holder of subordinated debentures receives a payment, distribution or security that contravene any of the subordinated terms described above and before all the senior debt has been paid in full, that payment must be paid over to the holders of the senior debt according to the priorities for payment then existing to the payment of all senior debt remaining unpaid to the extent necessary to pay all of the senior debt in full. By reason of this subordination, if we become insolvent, holders of senior debt may receive more, ratably, and holders of the subordinated debentures may receive less, ratably, than our other creditors. This subordination will not prevent the occurrence of any event of default under the indenture.

Option to defer interest payments on the subordinated debentures

        So long as no event of default under the indenture has occurred and is continuing, we have the right under the indenture at any time or from time to time during the term of the subordinated debentures to defer payment of interest on the subordinated debentures for a period not exceeding 20 consecutive quarters with respect to each extension period. No extension period, however, may extend beyond the stated maturity of the subordinated debentures, which is June 30, 2032. At the end of an extension period, we must pay all interest then accrued and unpaid on the subordinated debentures, together with interest on the unpaid interest, at the annual rate of        %, compounded quarterly from the interest payment date, to the extent permitted by applicable law. During an extension period, interest will continue to accrue and holders of subordinated debentures or holders of preferred securities while that series is outstanding will be required to accrue interest income for United States federal income tax purposes. For more information about the tax consequences of an extension period, see "Material United States Federal Income Tax Consequences—Interest income and original issue discount."

        During any extension period, we may not

  •
  redeem, purchase or acquire less than all of the subordinated debentures or any of the preferred securities; or

  •
  declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of our capital stock; or make any payment of principal of or any interest on or repay, repurchase or redeem any of our debt securities, including other subordinated debentures, that rank on a parity in all respects with or junior in interest to the subordinated debentures, except for any of the following:

    •
    repurchases, redemptions or other acquisitions of our shares of capital stock in connection with:

    •
    any employment contract, benefit plan or other similar arrangement with or for the benefit of one or more employees, officers, directors or consultants;

    •
    a dividend reinvestment or stockholder stock purchase plan; or

    •
    the issuance of our capital stock, or securities convertible into or exercisable for the capital stock, as consideration in an acquisition transaction entered into prior to the applicable extension period;

    •
    as a result of any exchange or conversion of:

    •
    any class or series of our capital stock, or any capital stock of any of our subsidiaries, for any class or series of our capital stock; or

    •
    any class or series of our indebtedness for any class or series of our capital stock;

  •
  the purchase of fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of the capital stock or the security being converted or exchanged;

  •
  any declaration of a dividend in connection with any stockholder's rights plan, or the issuance of rights, stock or other property under any stockholder's rights plan, or the redemption or repurchase of rights pursuant thereto; or

  •
  any dividend in the form of stock, warrants, options or other rights where the dividend stock or the stock issuable upon exercise of the warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks on a parity with or junior to the stock.

        Before the termination of any extension period, we may further defer the payment of interest on the subordinated debentures. However, no extension period may exceed 20 consecutive quarters or extend beyond the stated maturity of the subordinated debentures, which is June 30, 2032. Upon the termination of any extension period and the payment of all interest then accrued and unpaid, together with interest on that interest at the rate of        % per annum compounded quarterly, to the extent permitted by applicable law, we may elect to begin a new extension period. Interest may only be due and payable at the end of an extension period. We must give the property trustee, the administrative trustees and the debenture trustee notice of our election to begin the extension period at least one business day prior to the earlier of:

  •
  the date on which distributions on the preferred securities would have been payable except for the election to begin an extension period; and

  •
  the date on which the property trustee is required to give notice to the Nasdaq National Market or any other stock exchange or automated quotation system on which the preferred securities are then listed or quoted or to holders of preferred securities of the record date or the date the distributions are payable.

        The debenture trustee shall give notice of our election to begin a new extension period to the holders of the subordinated debentures. There is no limitation on the number of times that we may elect to impose an extension period.

        We have no current intention of exercising our right to defer payment of interest by extending the interest payment period on the subordinated debentures.

Additional sums we may have to pay on the subordinated debentures

        If the trust is required to pay any additional taxes, duties or other governmental charges as a result of a tax event, we will pay as additional amounts on the subordinated debentures the amounts required so that the distributions payable by the trust will not be reduced as a result of any additional taxes, duties or other governmental charges.

        Pursuant to the expense agreement between us and the trust, we, as the holder of the common securities, will agree to pay all debts and other obligations, other than with respect to the preferred securities, and all costs and expenses of the trust. The expenses include costs and expenses relating to the organization of the trust, the fees and expenses of the issuer trustees and the costs and expenses relating to the operation of the trust. The form of expense agreement is included as Exhibit C to the form of trust agreement, which has been filed as an exhibit to the registration statement of which this prospectus forms a part.

Redemption of the subordinated debentures

        The subordinated debentures are redeemable prior to their stated maturity at our option if we receive prior approval by the Federal Reserve and this approval is then required under applicable capital guidelines or policies:

  •
  on or after June 30, 2007, in whole at any time or in part from time to time, with not less than 30 days' and not more than 60 days' notice;

  •
  at any time in whole, but not in part, prior to June 30, 2007 and within 90 days following the occurrence and continuation of a tax event, a capital treatment event or an investment company event; or

  •
  at any time, to the extent of any preferred securities that we repurchase, plus a proportionate amount of the common securities that we hold, so long as a partial redemption would not cause the preferred securities to be delisted from the Nasdaq National Market, with respect to the first two circumstances listed above, at a redemption price equal to the accrued and unpaid interest on the redeemed subordinated debentures to the date fixed for redemption, plus 100% of the principal amount of the subordinated debenture. With respect to the third circumstance listed above, the redemption price shall be the principal amount equal to (i) the liquidation amount of the preferred securities owned by us, plus (ii) the liquidation amount of a proportionate amount of the trusts' common securities owned by us with respect to the preferred securities so redeemed. You should refer to "Description of Preferred Securities—Redemption of the common and preferred securities or exchange upon liquidation of the trust—Tax event, capital treatment event or investment company event redemption" for information on what constitutes a "tax event," a "capital treatment event" and an "investment company event."

        Subordinated debentures in denominations larger than $25 may be redeemed in part but only in integral multiples of $25. The redemption price for any redeemed subordinated debenture will equal any accrued and unpaid interest, including additional interest, until the redemption date, plus 100% of the principal amount of that subordinated debenture.

        Notice of any redemption will be mailed at least 45 days but not more than 75 days before the redemption date to each holder of subordinated debentures to be redeemed at its registered address. Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the subordinated debentures or on the portions of them called for redemption.

        The subordinated debentures will not be subject to any sinking fund.

Distribution of the subordinated debentures

        Under some circumstances involving the dissolution of the trust, subordinated debentures may be distributed to the holders of the preferred securities in exchange for them upon liquidation of the trust after satisfaction of liabilities to creditors of the trust as provided by applicable law. This exchange is described further under "Description of Preferred Securities—Redemption of the common and preferred securities or exchange upon liquidation of the trust." If distributed to holders of preferred securities, the subordinated debentures will initially be issued in the form of one or more global securities. If this occurs, DTC, or any successor depositary for the preferred securities, will act as depositary for the subordinated debentures. It is anticipated that the depositary arrangements for the subordinated debentures would be substantially identical to those in effect for the preferred securities, as further described below under "—Registration of the subordinated debentures." If subordinated debentures are distributed to the holders of preferred securities in exchange for them upon liquidation of the trust, we will use our best efforts to list the subordinated debentures on the Nasdaq National Market or any other stock exchange or automated quotation system on which the preferred securities are then listed or quoted. There can be no assurance as to the market price of any subordinated debentures that may be distributed to the holders of preferred securities.

Registration of the subordinated debentures

        If subordinated debentures are distributed to holders of the preferred securities, the subordinated debentures will be represented by global certificates registered in the name of DTC or its nominee. Beneficial interests in the subordinated debentures will be shown on, and transfers of those beneficial interests will be effected only through, records maintained by participants in DTC. Except as described in this subsection, subordinated debentures in certificated form will not be issued in exchange for the global certificates. See "Book-entry issuance."

        Situations when a global security will be exchanged for a certificated security. A global security will be exchangeable for subordinated debentures registered in the names of persons other than DTC or its nominee only if:

  •
  DTC notifies us that it is unwilling or unable to continue as a depositary for the global security and we have not appointed a successor depositary:

  •
  within 90 days; or

  •
  if at any time DTC ceases to be a clearing agency registered under the Exchange Act, at the time DTC ceases to be so registered;

  •
  we in our sole discretion determine that the global security is so exchangeable; or

  •
  an event of default under the indenture with respect to the subordinated debentures has occurred and is continuing.

Any global security that is exchangeable pursuant to the preceding sentence will be exchangeable for definitive certificates registered in such names as DTC directs. It is expected that these instructions will be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in the global security. If the subordinated debentures are issued in definitive form, the subordinated debentures will be in denominations of $25 and integral multiples of $25 and may be transferred or exchanged at the offices described below in this subsection.

        Payments on subordinated debentures represented by a global security. Payments on subordinated debentures represented by a global security will be made to DTC, as the depositary for the subordinated debentures. If subordinated debentures are issued in certificated form:

  •
  principal and interest will be payable;

  •
  the transfer of the subordinated debentures will be registrable; and

  •
  subordinated debentures will be exchangeable for subordinated debentures of other denominations of a like aggregate principal amount at either

  •
  the corporate office of the debenture trustee in Boston, Massachusetts; or at

  •
  the offices of any paying agent or transfer agent appointed by us.

        However, payment of interest may be made at our option by check mailed to the address of the persons entitled thereto or by wire transfer. In addition, if the subordinated debentures are issued in certificated form and not held by the property trustee, the record dates for payment of interest will be the fifteenth day, whether or not a business day, immediately preceding the interest payment date. For a description of DTC and the terms of the depositary arrangements relating to payments, transfers, voting rights, redemptions and other notices and other matters see "Book-entry issuance."

Payment and paying agents

        Payment of the principal and of interest on the subordinated debentures will be made either:

  •
  at the office of the debenture trustee in Boston, Massachusetts; or

  •
  at the office of the paying agent or paying agents as we may designate from time to time.

However, at our option payment of any interest may be made, except in the case of global subordinated debentures:

  •
  by check mailed to the address of the person entitled thereto as the address appears in the securities register; or

  •
  by transfer to an account maintained by the person entitled thereto as specified in the securities register. In either case proper transfer instructions must have been received by the regular record date.

        Payment of any interest on subordinated debentures will be made to the person in whose name each subordinated debenture is registered at the close of business on the regular record date for the interest, except in the case of defaulted interest. We may at any time designate additional paying agents or rescind the designation of any paying agent; however, we will at all times be required to maintain a paying agent in Boston, Massachusetts for the subordinated debentures.

        Any moneys deposited with the debenture trustee or any paying agent, or held by us in trust, for the payment of the principal of and any interest on any subordinated debenture and remaining unclaimed for two years after that principal and any interest has become due and payable will, at the request of us, be repaid to us. The holder of the subordinated debenture can thereafter look, as a general unsecured creditor, only to us for payment.

Denominations of the subordinated debentures

        The subordinated debentures will be issuable only in registered form without coupons in denominations of $25 and any integral multiple of $25.

Transfer of the subordinated debentures

        Subordinated debentures will be exchangeable for other subordinated debentures. Subordinated debentures may be presented for exchange, and may be presented for registration of transfer (with the form of transfer endorsed on them, or a satisfactory written instrument of transfer, duly executed):

  •
  at the office of the appropriate securities registrar; or

  •
  at the office of any transfer agent designated by us for the purpose with respect to any of the subordinated debentures without service charge and upon payment of any taxes and other governmental charges as described in the indenture. We will initially appoint the trustee as securities registrar and transfer agent under the indenture. We may at any time rescind the designation of any transfer agent or approve a change in the location through which any transfer agent acts, only if we maintain a transfer agent in Boston, Massachusetts.

        If any redemption occurs, neither we nor the debenture trustee will be required to:

  •
  issue, register the transfer of or exchange subordinated debentures during the period beginning at the opening of business 15 days before the day of selection for redemption of subordinated debentures and ending at the close of business on the day of mailing of the relevant notice of redemption; or

  •
  transfer or exchange any subordinated debentures so selected for redemption, except, where we redeem any subordinated debentures in part, in which case we will transfer or exchange any portion that we did not redeem.

Restrictions on payments on the subordinated debentures

        We will also covenant, as to the subordinated debentures, that we will not, and will not permit any of our subsidiaries to:

  •
  redeem, purchase or acquire less than all of the subordinated debentures or any of the preferred securities; or

  •
  declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of our or their capital stock; or make any payment of principal of or interest on or repay or repurchase or redeem any of our or their debt securities, including other subordinated debentures, that rank ratably in all respects with or junior in interest to the subordinated debentures, except for any of the following:

  •
  repurchases, redemptions or other acquisitions of shares of our capital stock in connection with:

  •
  any employment contract, benefit plan or other similar arrangement with or for the benefit of one or more employees, officers, directors or consultants;

  •
  a dividend reinvestment or stockholder stock purchase plan; or

  •
  the issuance of our capital stock, or securities convertible into or exercisable for the capital stock, as consideration in an acquisition transaction entered into prior to the applicable extension period;

  •
  as a result of any exchange or conversion of:

  •
  any class or series of our capital stock (or any capital stock of any of our subsidiaries) for any class or series of our capital stock; or

      •
      any class or series of our indebtedness for any class or series of our capital stock;

    •
    the purchase of fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of the capital stock or the security being converted or exchanged;

    •
    any declaration of a dividend in connection with any stockholder's rights plan, or the issuance of rights, stock or other property under any stockholder's rights plan, or the redemption or repurchase of rights pursuant thereto; or

    •
    any dividend in the form of stock, warrants, options or other rights where the dividend stock or the stock issuable upon exercise of the warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks on a parity with or junior to the stock if at that time

    •
    any event of which we have actual knowledge has occurred that with the giving of notice or the lapse of time, or both, would constitute an "event of default" under the indenture with respect to the subordinated debentures of the series;

    •
    the subordinated debentures are held by the trust, and we are in default with respect to our payment of any obligations under the guarantee relating to the preferred securities; or

    •
    we have given notice of our selection of an extension period as provided in the indenture with respect to the subordinated debentures and have not rescinded that notice, or the extension period is continuing.

Modification of the indenture

        From time to time we and the debenture trustee may, without the consent of the holders of any of the subordinated debentures, amend, waive or supplement the indenture for specified purposes, including, among other things, curing ambiguities, defects or inconsistencies. This action may not, however materially adversely affect:

  •
  the interest of the holders of preferred securities; and

  •
  qualifying, or maintaining the qualification of, the indenture under the Trust Indenture Act.

        The indenture also contains provisions permitting us and the debenture trustee, with the consent of the holders of not less than a majority in principal amount of each outstanding subordinated debenture affected, to modify in any manner the rights of the holders of the series of the subordinated debentures. However, the consent of the holder of each outstanding subordinated debenture so affected is necessary to do any of the following:

  •
  change the stated maturity of any of the subordinated debentures; or

  •
  reduce the principal amount of any of the subordinated debentures; or

  •
  reduce the rate of interest of any of the subordinated debentures; or

  •
  extend the time of payment of interest on any of the subordinated debentures; or

  •
  reduce the percentage of principal amount of subordinated debentures.

However, for so long as any of the preferred securities remain outstanding, no modification may be made that adversely affects the holders of the preferred securities in any material respect, and no termination of the indenture may occur, and no waiver of any event of default or compliance with any covenant under the indenture may be effective, without the prior consent of the holders of at least a majority of the aggregate liquidation amount of all outstanding preferred securities affected unless and until the principal of the subordinated debentures and all accrued and unpaid interest on them have been paid in full and certain other conditions have been satisfied. In addition, any amendment impairing a holder's right to receive principal and interest, including any additional interest, requires the prior consent of each holder of preferred securities.

        In addition, we and the debenture trustee may execute, without the consent of any holder of subordinated debentures, any supplemental indenture for the purpose of creating a new series of junior subordinated debentures.

Debenture events of default

        The indenture provides that any one or more of the following events that has occurred and is continuing constitutes a "debenture event of default":

  •
  failure for 30 days to pay any interest on the subordinated debentures when due, including any additional interest, unless we are deferring that interest payment during an extension period; or

  •
  failure to pay any principal on the subordinated debentures when due whether at maturity or upon redemption or otherwise; or

  •
  failure to observe or perform any other covenants contained in the indenture for 90 days after written notice to us from the debenture trustee or the holders of at least 25% in aggregate outstanding principal amount of the subordinated debentures; or

  •
  some events involving our bankruptcy, insolvency or reorganization.

        The holders of a majority in aggregate outstanding principal amount of subordinated debentures have the right to direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee. The debenture trustee or the holders of not less than 25% in aggregate outstanding principal amount of subordinated debentures may declare the principal due and payable immediately upon a debenture event of default. Should the debenture trustee or the holders of the subordinated debentures fail to make that declaration, the holders of at least 25% in aggregate liquidation amount of the preferred securities will have that right. The holders of a majority in aggregate outstanding principal amount of subordinated debentures may annul that declaration. If the holders of the subordinated debentures fail to annul that declaration and waive the default, the holders of a majority in aggregate liquidation amount of the preferred securities will have that right.

        The holders of a majority in aggregate outstanding principal amount of the subordinated debentures affected thereby may, on behalf of all holders waive any default, except:

  •
  a default in the payment of principal or interest, including any additional interest, unless:

  •
  the default has been cured; and

  •
  a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the debenture trustee; or

  •
  a default in respect of a covenant or provision which under the indenture cannot be modified or amended without the consent of the holder of each outstanding subordinated debenture.

        If the holders of the subordinated debentures fail to waive that default, the holders of a majority in aggregate liquidation amount of the preferred securities will have that right. We are required to file annually with the debenture trustee a certificate as to whether or not we are in compliance with all the conditions and covenants applicable to us under the indenture.

        If a debenture event of default occurs and is continuing the property trustee will have the right:

  •
  to declare the principal of and the interest on the subordinated debentures, and any other amounts payable under the indenture, to be due and payable; and

  •
  to enforce its other rights as a creditor with respect to the subordinated debentures.

Enforcement of rights by holders of preferred securities

        If a debenture event of default with respect to the subordinated debentures:

  •
  has occurred and is continuing; and

  •
  is attributable to our failure to pay interest or principal on the subordinated debentures on the due date you, as a holder of preferred securities may institute a legal proceeding directly against us for enforcement of payment to you of the principal of or interest, including any additional interest, on the subordinated debentures having a principal amount equal to the aggregate liquidation amount of your preferred securities. We may not amend the indenture to remove that right without the prior written consent of the holders of all of the preferred securities outstanding. If the right to bring a legal proceeding is removed, the trust may be required to file reports under the Exchange Act. We have the right under the indenture to set off any payment we make to a holder of preferred securities in connection with a legal proceeding.

        The holders of the preferred securities will not be able to exercise directly any remedies other than those described in the preceding paragraph that are available to the holders of the subordinated debentures unless there has been an event of default under the trust agreement, as described under "Description of Preferred Securities—Events of default under the trust agreement with respect to the preferred securities; notice."

Consolidation, merger, sale of assets and other transactions

        The indenture generally permits us to consolidate or merge with another company or firm. We are also permitted to sell substantially all of our assets to another firm, or to buy substantially all of the assets of another firm. However, we may not take any of these actions unless all of the following conditions are met:

  •
  the successor is organized under the laws of the United States or any state or the District of Columbia;

  •
  the successor expressly assumes our obligations on the subordinated debentures issued under the indenture;

  •
  immediately after giving effect thereto, no debenture event of default, and no event which, after notice or lapse of time or both, would become a debenture event of default, has occurred or is continuing; and

  •
  other conditions as prescribed by the indenture are met.

        The general provisions of the indenture do not afford holders of the subordinated debentures protection if a highly leveraged or other transaction involving us that may adversely affect holders of the subordinated debentures occurs.

Satisfaction and discharge of our obligations under the indenture

        We can satisfy and discharge our obligations under the indenture in a number of events, including if:

  •
  all subordinated debentures not previously delivered to the debenture trustee for cancellation:

  •
  have become due and payable; or

  •
  will become due and payable at their stated maturity within one year

and

  •
  we deposit or cause to be deposited with the debenture trustee funds, in trust, for the purpose and in an amount in the currency or currencies in which the subordinated debentures are payable, sufficient to pay and discharge the entire indebtedness on the subordinated debentures not previously delivered to the debenture trustee for cancellation, for the principal and any interest, including any additional interest, to the date of the deposit or to the stated maturity.

        Following this discharge, the indenture will cease to be of further effect, except that we will have to pay all other sums due pursuant to the indenture and to provide the officers' certificates and opinions of counsel described in that agreement.

Trust expenses

        Pursuant to the expense agreement between us and the trust for the subordinated debentures, we, as holder of the common securities, will irrevocably and unconditionally agree with the trust that we will pay to the trust, and reimburse the trust for, the full amounts of any costs, expenses or liabilities of the trust, other than obligations of the trust to pay to the holders of the preferred securities or other similar interests in the trust the amounts due the holders pursuant to the terms of the preferred securities or other similar interests. That payment obligation will include any costs, expenses or liabilities of the trust that are required by applicable law to be satisfied in connection with a termination of the trust.

Law governing the indenture and the subordinated debentures

        The indenture and the subordinated debentures will be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts.

Information concerning the debenture trustee

        The debenture trustee has all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. Subject to those provisions, the debenture trustee is under no obligation to exercise any of the powers vested in it by the indenture at the request of any holder of subordinated debentures, unless offered reasonable indemnity by the holder against the costs, expenses and liabilities which might be incurred thereby. The debenture trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the debenture trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

DESCRIPTION OF GUARANTEE

        We will execute and deliver the guarantee concurrent with the trust's issuance of the preferred securities for the benefit of the holders of the preferred securities. In the guarantee, we will irrevocably agree to pay in full on a subordinated basis the following payments, which are referred to as "guarantee payments," to the holders of the preferred securities, as and when due, to the extent not paid by or on behalf of the trust, and regardless of any defense, right of set-off or counterclaim that the trust may have or assert other than the defense of payment:

  •
  any accumulated and unpaid distributions required to be paid on the preferred securities, to the extent that the trust has funds on hand available to make those distributions at that time;

  •
  the redemption price with respect to the preferred securities called for redemption by the trust, to the extent that the trust has funds on hand available to pay the redemption price at that time; and

  •
  upon a voluntary or involuntary termination, winding-up or liquidation of the trust (unless the subordinated debentures are distributed to holders of the preferred securities), the lesser of:

  •
  the aggregate of the liquidation amount and all accumulated and unpaid distributions to the date of payment, to the extent that the trust has funds on hand available for them at that time; and

  •
  the amount of assets of the trust remaining available for distribution to holders of the preferred securities after payment of creditors of the trust as required by applicable law.

Our obligation to make a guarantee payment may be satisfied by direct payment of the required amounts by us to the holders of the preferred securities or by causing the trust to pay these amounts to the holders.

        We have, through the guarantee, the trust agreement, the subordinated debentures, the indenture and the expense agreement, taken together, fully, irrevocably and unconditionally guaranteed all of the trust's obligations under the preferred securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes the guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the trust's obligations under the preferred securities. This effect is described further under "Relationship Among the Preferred Securities, the Subordinated Debentures and the Guarantee."

        The guarantee will be qualified as an indenture under the Trust Indenture Act of 1939, as amended. State Street Bank and Trust Company will act as the indenture trustee under the guarantee for the purposes of compliance with the Trust Indenture Act and will hold the guarantee for the benefit of the holders of the preferred securities. In this capacity we refer to State Street Bank and Trust Company as (the "guarantee trustee"). State Street Bank and Trust Company will also act as debenture trustee for the subordinated debentures and as property trustee.

Events of default under the guarantee

        An event of default under the guarantee will occur upon our failure to perform any of our payment obligations under the guarantee or to perform any other obligations if such default is continuing for 30 days. If the guarantee trustee obtains actual knowledge that an event of default has occurred and in continuing, the guarantee trustee must enforce the guarantee for the benefit of the holders of the preferred securities.

        In any such event of default, the holders of not less than a majority in aggregate liquidation amount of the preferred securities have the right to:

  •
  direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee in respect of the guarantee; or

  •
  direct the exercise of any trust power conferred upon the guarantee trustee under the guarantee.

        Any holder of the preferred securities may institute a legal proceeding directly against us to enforce its rights under the guarantee without first instituting a legal proceeding against the trust, the guarantee trustee or any other person or entity. If we were to default on our obligation to pay amounts payable under the subordinated debentures, the trust would lack funds for the payment of distributions or amounts payable on redemption of the preferred securities or otherwise. In that case, holders of the preferred securities would not be able to rely upon the guarantee for payment of these amounts. Instead, if:

  •
  any event of default under the indenture has occurred and is continuing; and

  •
  the event is attributable to our failure to pay interest on or principal of the subordinated debentures on the payment date then a holder of preferred securities may institute a legal proceeding directly against us pursuant to the terms of the indenture for enforcement of payment to the holder of the principal of or any interest on the subordinated debentures having a principal amount equal to the aggregate liquidation amount of the preferred securities of the holder. In connection with a legal proceeding, we will have a right to set-off under the indenture to the extent of any payment we make to the holder of common or preferred securities in the legal proceeding. Except as described in this subsection, holders of preferred securities will not be able to exercise directly any other remedy available to the holders of the subordinated debentures or assert directly any other rights in respect of the subordinated debentures. The trust agreement provides that each holder of preferred securities by acceptance of that agreement agrees to the provisions of the guarantee, the expense agreement and the indenture.

        We, as guarantor, are required to file annually with the guarantee trustee a certificate as to whether or not we are in compliance with all the conditions and covenants applicable to us under the guarantee.

Subordination of the guarantee

        The guarantee will rank subordinate and junior in right of payment to all of our senior debt. Because we are a holding company, our right to participate in any distribution of assets of any subsidiary upon the subsidiary's liquidation or reorganization or otherwise, is subject to the prior claims of creditors of that subsidiary, except to the extent we are a creditor of that subsidiary. Accordingly, our obligations under the guarantee will be effectively subordinated to all existing and future liabilities of our subsidiaries, and claimants should look only to our assets for payments under the guarantee. See "Summary—Overview of Seacoast Financial" and "—Products and Services" for a description of our bank subsidiaries. The guarantee does not limit our incurrence or issuance of other secured or unsecured debt, including senior debt, whether under the indenture, any other existing indenture or any other indenture that we may enter into in the future or otherwise.

Status of the guarantee

        The guarantee will constitute our unsecured obligation and will rank subordinate and junior in right of payment to all of our senior debt in the same manner as subordinated debentures.

        The guarantee will rank on a parity with all other guarantees that we have issued. The guarantee will constitute a guarantee of payment and not of collection, which means that the guaranteed party may institute a legal proceeding directly against us to enforce its rights under the guarantee without first instituting a legal proceeding against any other person or entity. The guarantee will be held for the benefit of the holders of the preferred securities. The guarantee will not be discharged except by payment of the guarantee payments in full to the extent not paid by the trust or upon distribution to the holders of the preferred securities of the subordinated debentures. The guarantee does not place a limitation on the amount of additional senior debt that we may incur. We expect from time to time to incur additional indebtedness constituting senior debt.

Amendments to and assignment of the guarantee

        The guarantee may not be amended without the prior approval of the holders of not less than a majority of the aggregate liquidation amount of the outstanding preferred securities. However, no vote will be required for any changes which do not materially adversely affect the material rights of holders of the preferred securities. The manner of obtaining approval will be as described under "Description of Preferred Securities—Voting rights of holders of the preferred securities; amendment of the trust agreement." All guarantees and agreements contained in the guarantee bind our successors, assigns, receivers, trustees and representatives and inure to the benefit of the holders of the preferred securities then outstanding.

Information concerning the guarantee trustee

        The guarantee trustee, other than during the occurrence and continuance of a default by us in performance of the guarantee, undertakes to perform only those duties as are specifically described in the guarantee. After any default, the guarantee trustee must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Apart from that, the guarantee trustee is under no obligation to exercise any of the powers vested in it by the guarantee at the request of any holder of preferred securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby.

Termination of the guarantee

        The guarantee will terminate and be of no further force and effect upon:

  •
  full payment of the redemption price of the preferred securities;

  •
  full payment of the amounts payable upon liquidation of the trust; or

  •
  upon distribution of subordinated debentures to the holders of the preferred securities in exchange for them.

The guarantee will continue to be effective or will be reinstated if at any time any holder of the preferred securities must restore payment of any sums paid under these preferred securities or the guarantee.

Law governing the guarantee

        The guarantee will be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts.

The expense agreement

        Under the expense agreement we entered into under the trust agreement, we will irrevocably and unconditionally guarantee to each person or entity to whom the trust becomes indebted or liable, the full payment of any costs, expenses or liabilities of the trust, other than obligations of the trust to pay to the holders of any preferred securities or other similar interests in the trust of the amounts due the holders pursuant to the terms of the preferred securities or other similar interests. The expense agreement will be enforceable by third parties.

RELATIONSHIP AMONG THE PREFERRED SECURITIES,
THE SUBORDINATED DEBENTURES, THE EXPENSE
AGREEMENT AND THE GUARANTEE

Full and unconditional guarantee of payments and other amounts due on the preferred securities

        We have irrevocably guaranteed payments of distributions and other amounts due on the preferred securities to the extent the trust has funds available for the payment of these distributions as set forth under "Description of Guarantee." Taken together, our obligations under the subordinated debentures, the indenture, the related trust agreement, the related expense agreement, and the related guarantee provide, in the aggregate, a full, irrevocable and unconditional guarantee of payments of distributions and other amounts due on the preferred securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes the guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the trust's obligations under the preferred securities.

        If and to the extent that we do not make payments on any of the subordinated debentures, the trust will not pay distributions or other amounts due on the preferred securities. The guarantee does not cover payment of distributions when the trust does not have sufficient funds to pay these distributions. In that event, the remedy of a holder of the preferred securities is to institute a legal proceeding directly against us pursuant to the terms of the indenture for enforcement of payment of amounts of these distributions to the holder. Our obligations under the guarantee are subordinate and junior in right of payment to all of our senior debt.

Sufficiency of payments on the subordinated debentures and the preferred securities

        As long as payments of interest and other payments are made when due on the subordinated debentures, these payments will be sufficient to cover distributions and other payments due on the preferred securities, primarily because:

  •
  the aggregate principal amount of the subordinated debentures will be equal to the sum of the aggregate stated liquidation amount of the preferred securities and related common securities;

  •
  the interest rate and interest and other payment dates on the subordinated debentures will match the distribution rate and distribution and other payment dates for the preferred securities;

  •
  we will pay for all and any costs, expenses and liabilities of the trust except the trust's obligations to holders of the preferred securities under the preferred securities; and

  •
  the trust agreement provides that the trust will not engage in any activity that is not consistent with the limited purposes of the trust.

        Except as otherwise provided in the indenture, we have the right to set-off any payment we are otherwise required to make under the indenture to the extent we have made, or are concurrently on the date of the payment making, a payment under the related guarantee.

Enforcement rights of holders of the preferred securities

        A holder of the preferred securities may institute a legal proceeding directly against us to enforce its rights under the related guarantee without first instituting a legal proceeding against the guarantee trustee, the trust or any other person or entity.

        A default or event of default under any of our senior debt would not constitute a default or event of default under the indenture. However, if there are payment defaults under, or acceleration of, our senior debt, the subordination provisions of the indenture provide that no payments may be made in respect of the subordinated debentures until that senior debt has been paid in full or any payment default under the indenture has been cured or waived. Failure to make required payments on any of the subordinated debentures would constitute an event of default under the indenture.

Limited purpose of the trust

        Preferred securities evidence a beneficial interest in the trust, and the trust exists for the sole purpose of issuing the preferred securities and common securities and investing the proceeds of those securities in subordinated debentures and engaging in only those other activities necessary or incidental thereto. A principal difference between the rights of a holder of a preferred security and a holder of a subordinated debenture is that a holder of a subordinated debenture is entitled to receive from us the principal amount of and interest accrued on subordinated debentures held, while a holder of preferred securities is entitled to receive distributions from the trust—or from us under the guarantee—if and to the extent the trust has funds available for the payment of these distributions.

Rights of the holders of the preferred securities upon dissolution of the trust

        Upon any voluntary or involuntary dissolution, winding-up or liquidation of the trust involving the liquidation of the subordinated debentures, the holders of the preferred securities will be entitled to receive, out of the assets held by the trust, the distribution upon the liquidation in cash, as described under "Description of Preferred Securities—Distribution on the common and preferred securities upon dissolution and liquidation of the trust." Upon any voluntary or involuntary liquidation or bankruptcy of us, the property trustee, as holder of the subordinated debentures, would be a subordinated creditor of us, subordinated in right of payment to all senior debt as described in the indenture, but entitled to receive payment in full of principal and interest, before any of our stockholders receive payments or distributions. Since we are the guarantor under the guarantee and have agreed to pay for all costs, expenses and liabilities of the trust, other than the trust's obligations to the holders of the preferred securities, the positions of a holder of the preferred securities and a holder of the subordinated debentures relative to other creditors and to our stockholders upon our liquidation or bankruptcy are expected to be substantially the same.

BOOK-ENTRY ISSUANCE

        DTC will act as securities depositary for all of the preferred securities. The preferred securities will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC's nominee). One or more fully-registered global certificates will be issued for the preferred securities of the trust, representing in the aggregate the total number of the preferred securities, and will be deposited with DTC.

        DTC has informed us that it is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. DTC is owned by a number of its direct participants, which include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, and by The Nasdaq National Market, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to indirect participants, which are securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with direct participants, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

        Purchases of preferred securities within the DTC system must be made by or through direct participants, which will receive a credit for the preferred securities on DTC's records. The ownership interest of each beneficial owner of each preferred security is in turn to be recorded on the direct and indirect participants' records. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owners purchased preferred securities. Transfers of ownership interests in the preferred securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in preferred securities, except if use of the book-entry system for the preferred securities of the trust is discontinued.

        DTC has no knowledge of the actual beneficial owners of the preferred securities; DTC's records reflect only the identity of the direct participants to whose accounts the preferred securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

        Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners and the voting rights of direct participants, indirect participants and beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

        Redemption notices will be sent to Cede & Co. as the registered holder of the preferred securities or subordinated debentures. If less than all preferred securities are being redeemed, the amount to be redeemed will be determined in accordance with the trust agreement.

        Although voting with respect to the preferred securities is limited to the holders of record of the preferred securities, in those instances in which a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to preferred securities. Under its usual procedures, DTC would mail an omnibus proxy to the relevant trustee as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the preferred securities are credited on the record date. Those direct participants are identified in a listing attached to the omnibus proxy.

        Distribution payments on the preferred securities will be made by the relevant trustee to DTC. DTC's practice is to credit direct participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on that payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices and will be the responsibility of the participant and not of DTC, the relevant trustee, the trust or us, unless any statutory or regulatory requirements as may be in effect from time to time directs otherwise. Payment of distributions to DTC is the responsibility of the relevant trustee, disbursement of these payments to direct participants is the responsibility of DTC, and disbursements of these payments to the beneficial owners is the responsibility of direct and indirect participants.

        DTC may discontinue providing its services as securities depositary with respect to any of the preferred securities at any time by giving reasonable notice to the relevant trustee and us. If a successor securities depositary is not obtained, definitive preferred security certificates representing the preferred securities are required to be printed and delivered. We, at our option, may decide to discontinue use of the system of book-entry transfers through DTC, or through a successor depositary. After a debenture event of default, the holders of a majority in liquidation preference of preferred securities may determine to discontinue the system of book-entry transfers through DTC. In that event, definitive certificates for the preferred securities will be printed and delivered.

        According to DTC, the foregoing information has been provided to the financial community for information purposes only and is not intended to serve as a representation, warranty or contract notification of any kind. Neither we nor the trust has any responsibility for the performance by DTC or its participants of their respective obligations as described in this prospectus or under the rules and procedures governing their respective operations.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

        The following is a summary of the material United States federal income tax consequences of the purchase, ownership and disposition of preferred securities. This summary only addresses those tax consequences to a person that acquires preferred securities on their original issue at their original offering price and that is a "United States person." A United States person is:

  •
  an individual citizen or resident of the United States;

  •
  a domestic corporation;

  •
  an estate the income of which is subject to United States federal income tax without regard to its source; or

  •
  a trust if a United States court is able to exercise primary supervision over the administration of the trust and one or more United States persons have authority to control all substantial decisions of the trust.

        This summary does not address all tax consequences that may be applicable to a United States person that is a beneficial owner of preferred securities, nor does it address the tax consequences to

  •
  persons to whom special treatment may be applied under United States federal income tax law, such as banks, insurance companies, thrift institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations, traders in securities that elect to mark to market and dealers in securities or currencies;

  •
  persons that will hold preferred securities as part of a position in a "straddle" or as part of a "hedging," "conversion" or other integrated investment transaction for United States federal income tax purposes;

  •
  persons whose functional currency is not the United States dollar; or

  •
  persons that do not hold preferred securities as capital assets.

        Foley, Hoag & Eliot LLP, counsel to us and the trust, has opined that the following summary presents a fair and accurate discussion of the material United States federal income tax consequences of the purchase, ownership and disposition of preferred securities. This summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury regulations, Internal Revenue Service ("IRS") rulings and pronouncements and judicial decisions now in effect, all of which may change at any time. Those changes may be applied retroactively in a manner that could cause the tax consequences to vary substantially from the consequences described in this section, possibly adversely affecting a beneficial owner of preferred securities. The authorities on which this summary is based may be interpreted in various ways, and it is therefore possible that the United States federal income tax treatment of the purchase, ownership and disposition of preferred securities may differ from the treatment described in this section.

        Prospective investors are advised to consult with their own tax advisors in light of their own particular circumstances as to the United States federal tax consequences of the purchase, ownership and disposition of preferred securities, as well as the effect of any state, local or foreign tax laws.

Classification of the trust

        Under current law and assuming compliance with the trust agreement, the trust will not be classified as an association taxable as a corporation for United States federal income tax purposes. As a result, a United States person that is a beneficial owner of preferred securities, who is referred to as a "securityholder," will be required to include in its gross income its ratable share of the interest income, including any original issue discount ("OID"), paid or accrued with respect to the subordinated debentures whether or not cash is actually distributed to the securityholders. For more information on this inclusion, see "—Interest income and original issue discount." No amount included in income with respect to the preferred securities will be eligible for the dividends-received deduction.

Classification of subordinated debentures

        We intend to take the position that the subordinated debentures will be classified for United States federal income tax purposes as our indebtedness and each holder of preferred securities will be treated as owning an indirect beneficial interest in the subordinated debentures. No ruling is being requested from the IRS and there is no direct authority addressing the characterization of the subordinated debentures. No assurance can be given that our position will not be challenged by the IRS or, if challenged that such a challenge will not be successful. The remainder of this discussion assumes that the subordinated debentures will be classified for United States federal income tax purposes as our indebtedness.

Interest income and original issue discount

        Under applicable United States Treasury regulations, a contingency that stated interest will not be timely paid that is "remote" will be ignored in determining whether a debt instrument is issued with OID. As a result of terms and conditions of the subordinated debentures that prohibit payments with respect to our capital stock and indebtedness if we elect to defer interest payments, we believe that the likelihood of our exercising our option to defer payments is remote. Based on the foregoing, we believe that the subordinated debentures will not be considered to be issued with OID at the time of their original issuance and, accordingly, a securityholder should include in gross income that holder's allocable share of interest on the subordinated debentures, although the IRS could take a contrary position. The following discussion assumes that unless and until we exercise our own option to defer interest on the subordinated debentures, the subordinated debentures will not be treated as issued with OID.

        If the option to defer any payment of interest was determined not to be "remote" or if we exercised our option to defer any payment of interest, the subordinated debentures would be treated as issued with OID at the time of issuance or at the time of that exercise, as the case may be, and all stated interest on the subordinated debentures would thereafter be treated as OID as long as the subordinated debentures remained outstanding. In that event, all of a securityholder's taxable interest income with respect to the subordinated debentures would be accounted for as OID on a constant yield method regardless of that holder's method of tax accounting, and actual distributions of stated interest would not be separately reported as taxable income. Consequently, a securityholder would be required to include OID in gross income even though we would not make any actual cash payments during an extension period. The amount of OID that would accrue, in the aggregate, during an extension period would be approximately equal to the amount of the cash payment due at the end of such period. Any OID included in income would increase the securityholder's adjusted tax basis in the subordinated debentures and the securityholder's actual receipt of interest payments would reduce such basis.

Market Discount and Acquisition Premium

        Securityholders who do not purchase the preferred securities on original issuance may be considered to have acquired their undivided interest in the subordinated debentures with "market discount" or "acquisition premium" as such phrases are defined for United States federal income tax purposes. Such securityholders are advised to consult their tax advisors as to the income tax consequences of the acquisition, ownership and disposition of the preferred securities.

Distribution of subordinated debentures to holders of the preferred securities

        Under current law, a distribution by the trust of the subordinated debentures as described under the caption "Description of Preferred Securities—Redemption of the common and preferred securities or exchange upon liquidation of the trust" will be non-taxable and will result in the securityholder receiving directly its ratable share of the subordinated debentures previously held indirectly through the trust, with a holding period and aggregate tax basis equal to the holding period and aggregate tax basis that securityholder had in the preferred securities before that distribution. If, however, the liquidation of the trust were to occur because the trust is subject to United States federal income tax with respect to income accrued or received on the subordinated debentures, as the case would be if the trust were treated as an association taxable as a corporation, the distribution of subordinated debentures to securityholders by the trust would be a taxable event to the trust and each securityholder, and each securityholder would recognize gain or loss as if the securityholder had exchanged the preferred securities for the subordinated debentures it received upon the liquidation of the trust.

Sale or redemption of the preferred securities

        A securityholder that sells preferred securities or completely redeems them for cash will recognize gain or loss equal to the difference between its adjusted tax basis in the preferred securities and the amount realized on the sale of the preferred securities. A securityholder's adjusted tax basis in the preferred securities generally will be its initial purchase price. If the subordinated debentures are deemed to be issued with OID as a result of our deferral of interest payments, a securityholder's adjusted tax basis in the preferred securities generally will be its initial purchase price, increased by OID previously includible in that securityholder's gross income to the date of disposition and decreased by distributions or other payments received on the preferred securities since and including the date of the first extension period. That gain or loss generally will be capital gain or loss, except to the extent any amount realized is ordinary income because it is treated as a payment of accrued interest with respect to that securityholder's ratable share of the subordinated debentures required to be included in income. That gain or loss will also be long-term capital gain or loss if the preferred securities have been held for more than one year.

        If we exercise our option to defer any payment of interest on the subordinated debentures, the preferred securities may trade at a price that does not fully reflect the value of accrued but unpaid interest with respect to the underlying subordinated debentures. If that deferral occurs, and if you dispose of your preferred securities between record dates for payments of distributions, and consequently do not receive a distribution from the trust for the period prior to that disposition, you will nevertheless be required:

  •
  to include as ordinary income accrued but unpaid interest on the subordinated debentures through the date of disposition; and

  •
  to add that amount to its adjusted tax basis in its preferred securities disposed of.

You would recognize a capital loss on the disposition of its preferred securities to the extent the selling price, which may not fully reflect the value of accrued but unpaid interest, is less than your adjusted tax basis in the preferred securities, which will include accrued but unpaid interest. Capital losses cannot be applied to offset ordinary income for United States federal income tax purposes, except in a few limited cases.

Backup withholding tax and information reporting

        The amount of interest paid and any OID accrued on the preferred securities held of record by individual citizens or residents of the United States, or certain trusts, estates, and partnerships, will be reported to the IRS on Forms 1099, which forms should be mailed to such securityholders by January 31 following each calendar year. Payments of interest may be subject to a "backup" withholding tax at a rate of 31% unless the securityholder complies with certain identification and other requirements. Payment of the proceeds from the sale of preferred securities may also be subject to information reporting and backup withholding. Any amounts withheld under the backup withholding rules will be allowed as a credit against the securityholder's United States federal income tax liability, provided the required information is furnished to the IRS on a timely basis.

Possible Tax Law Changes

        Prospective investors should be aware that legislation has recently been introduced in the United States Congress that, if enacted, would deny an interest deduction to issuers of instruments such as the subordinated debentures. While this legislation has not been enacted into law, there can be no assurance that this or similar legislation will not ultimately be enacted, or what the effective date of any such legislation might be, or that other changes will not occur after the date of this prospectus that would adversely affect the tax treatment of the subordinated debentures. Such a change could give rise to a tax event, which may permit us to cause a redemption of the preferred securities, as described more fully under "Description of Preferred Securities—Redemption of the common and preferred securities or exchange upon liquidation of the trust."

        A shortening of the stated maturity of the subordinated debentures as described under "Description of Subordinated Debentures—Maturity of the subordinated debentures" after a tax event may be treated as a taxable disposition of the subordinated debentures.

ERISA CONSIDERATIONS

        A fiduciary of a pension, profit-sharing or other employee benefit plan covered by the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), should consider the fiduciary standards of ERISA in the context of the plan's particular circumstances before authorizing an investment in the preferred securities. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be in accordance with the documents governing the plan. Section 406 of ERISA and Section 4975 of the Code prohibit an employee benefit plan from engaging in some transactions involving "plan assets" with persons who are "parties in interest" under ERISA or "disqualified persons" under the Code with respect to the plan. Therefore, a fiduciary of an employee benefit plan should also consider whether an investment in the preferred securities might constitute or give rise to a prohibited transaction under ERISA and the Code. The prohibited transaction rules under Section 4975 of the Code also apply to individual retirement accounts.

        The U.S. Department of Labor (the "DOL") has issued a final regulation with regard to whether the underlying assets of an entity in which employee benefit plans acquire equity interests would be deemed to be plan assets. The regulation provides that the underlying assets of an entity will not be considered to be plan assets if the equity interests acquired by employee benefit plans are "publicly-offered securities"—that is, they are:

  •
  widely held, which means they are owned by more than 100 investors independent of us and of each other;

  •
  freely transferable; and

  •
  sold as part of an offering pursuant to an effective registration statement under the Securities Act and then timely registered under Section 12(b) or 12(g) of the Exchange Act.

It is expected that the preferred securities will meet the criteria of "publicly-offered securities" above. The underwriters expect that the preferred securities will be beneficially held by at least 100 independent investors at the conclusion of the offering; there are no restrictions imposed on the transfer of the preferred securities and the preferred securities will be sold as part of an offering pursuant to an effective registration statement under the Securities Act, and then will be timely registered under the Exchange Act.

        Even if the assets of the trust are not deemed to be plan assets, we and some of our subsidiaries could be a party in interest or disqualified person with respect to an employee benefit plan or an individual retirement account purchasing the preferred securities, which may result in a prohibited transaction in the absence of an applicable exemption. Special caution should be exercised before purchasing preferred securities in that event, including a determination about the availability of a class exemption issued by the DOL, which could apply to exempt the purchase of those securities from the prohibited transaction provisions of ERISA and the Code—e.g., Prohibited Transaction Exemption 84-14, for transactions determined by independent qualified professional asset managers, Prohibited Transaction Exemption 90-1, for transactions involving insurance company pooled separate accounts, Prohibited Transaction Exemption 91-38, for transactions involving bank collective investment funds, Prohibited Transaction Exemption 95-60 for transactions involving insurance company general accounts, and Prohibited Transaction Exemption 96-23, for transactions determined by in-house asset managers.

        Due to the complexity of these rules and the penalties imposed upon persons involved in prohibited transactions, it is especially important that the fiduciary of an employee benefit plan, or the person making the investment decision on behalf of an individual retirement account, considering the purchase of preferred securities consult with its counsel regarding the consequences under ERISA and Section 4975 of the Code of the acquisition of those securities. Employee benefit plans which are governmental plans, as defined in Section 3(32) of ERISA, and some church plans, as defined in section 3(33) of ERISA, generally need not meet ERISA requirements.

UNDERWRITING

        Subject to the terms and conditions of the underwriting agreement, the underwriters have severally agreed to purchase from the trust, and the trust has agreed to sell to them, an aggregate of 2,000,000 preferred securities in the amounts listed below opposite their names.

Underwriters	Number of Preferred Securities
Ryan, Beck & Co., LLC
Legg Mason Wood Walker, Incorporated
Total	2,000,000

        Under the terms and conditions of the underwriting agreement, the underwriters are committed to accept and pay for all of the preferred securities, if any are taken. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriter may be increased or, in some cases, the underwriting agreement may be terminated. In the underwriting agreement, the obligations of the underwriters are subject to approval of some legal matters by their counsel, including the authorization and the validity of the preferred securities, and to other conditions contained in the underwriting agreement, such as receipt by the underwriters of officers' certificates and legal opinions.

        If the underwriters sell more preferred securities than the total number set forth in the table above, the underwriters have an option to buy up to an additional 300,000 preferred securities from the trust to cover those sales. They may exercise that option for 30 days. If any preferred securities are purchased pursuant to this option, the underwriters will severally purchase preferred securities in approximately the same proportion as set forth in the table above. If the underwriters exercise their over-allotment option, a ratable number of common securities of the trust will be issued so that the common securities will continue to equal at least 3% of the total capital of the trust. In addition, the aggregate principal amount of subordinated debentures will be increased in a corresponding proportion up to an additional $7,500,000, as described under "Description of Subordinated Debentures."

        The underwriters propose to offer the preferred securities directly to the public at the public offering price listed on the cover page of this prospectus, and to some securities dealers (who may include the underwriters) at this price, less a concession not in excess of $            per preferred security. The underwriters may allow, and the selected dealers may reallow, a concession not in excess of $            per preferred security to some brokers and dealers. After the preferred securities are released for sale to the public, the offering price and other selling terms may, from time to time, be changed by the underwriters.

        The expenses of the offering, not including underwriting commissions, are estimated to be $493,290.

        The table below shows the price and proceeds on a per preferred security and aggregate basis assuming both no exercise and full exercise of the underwriters' option to purchase up to an additional 300,000 preferred securities. The proceeds to be received by the trust, as shown in the table below, do not reflect estimated expenses payable by us.

	Per Preferred Security		Without Option		With Option
Public offering price		$25.00		$25.00	$25.00
Proceeds, before expenses, to the trust	$		$
Underwriting commission	$		$
Net proceeds, before expenses, to Seacoast Capital Trust I	$		$

        The offering of the preferred securities is made for delivery when, as and if accepted by the underwriters and subject to prior sale and to withdrawal, cancellation or modification of the offering without notice. The underwriters reserve the right to reject any order for the purchase of the preferred securities.

        We and the trust have agreed, subject to various conditions, to indemnify the underwriters and their controlling persons against several liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make.

        We have applied to have the preferred securities listed for trading on the Nasdaq National Market under the symbol "SCFSP". The underwriters have advised the trust that they presently intend to make a market in the preferred securities after the commencement of trading on the Nasdaq National Market, but are not obligated to do so, and may discontinue market making at any time without notice. We cannot assure you as to the liquidity of the preferred securities or that an active and liquid market will develop or, if developed that the market will continue. The offering price and distribution rate have been determined by negotiations between the underwriters and us, and the offering price of the preferred securities may not be indicative of the market price following the offering. The underwriters will have no obligation to make a market in the preferred securities, however, and may cease market-making activities, if commenced, at any time.

        In connection with the offering, the underwriters may engage in transactions that are intended to stabilize, maintain or otherwise affect the price of the preferred securities during and after the offering, such as the following:

  •
  the underwriters may over-allot or otherwise create a short position in the preferred securities for their own account by selling more preferred securities than have been sold to them;

  •
  the underwriters may elect to cover any short position by purchasing preferred securities in the open market;

  •
  the underwriters may stabilize or maintain the price of the preferred securities by bidding;

  •
  the underwriters may engage in passive market making transactions; and

  •
  the underwriters may impose penalty bids, under which selling concessions allowed to other broker-dealers participating in this offering are reclaimed if preferred securities previously distributed in the offering are repurchased in connection with stabilization transactions or otherwise.

        The effect of these transactions may be to stabilize or maintain the market price at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of the preferred securities to the extent that it discourages resales. No representation is made as to the magnitude or effect of any such stabilization or other transactions. Such transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

        Because the National Association of Securities Dealers, Inc. may view the preferred securities as interests in a direct participation program, the offer and sale of the preferred securities is being made in compliance with the provisions of Rule 2810 under the NASD Conduct Rules.

VALIDITY OF SECURITIES

        Certain matters of Delaware law relating to the validity of the preferred securities, the enforceability of the trust agreement and the formation of the trust will be passed upon by Richards, Layton & Finger, P.A., Wilmington, DE, special Delaware counsel to us and the trust. The validity of the guarantee and the subordinated debentures will be passed upon for us by Foley, Hoag & Eliot LLP, Boston, MA, and for the underwriters by Thacher Proffitt & Wood, Washington, DC. Foley, Hoag & Eliot LLP and Thacher Proffitt & Wood will rely on the opinion of Richards, Layton & Finger, P.A. as to matters of Delaware law. Certain matters relating to United States federal income tax considerations will be passed upon for us by Foley, Hoag & Eliot LLP.

EXPERTS

        Our consolidated financial statements appearing in our annual report (Form 10-K) for the year ended December 31, 2001, have been audited by Arthur Andersen LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION AND INFORMATION
WE INCORPORATE BY REFERENCE

        We and the trust have filed a registration statement with the SEC. This prospectus is part of the registration statement but the registration statement also contains additional information and exhibits. We also file proxy statements, annual, quarterly and special reports and other information with the SEC. You may read and copy the registration statement and any reports, proxy statements and other information at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 and the SEC's Regional Offices in New York, New York and Chicago, Illinois. You can call the SEC for further information about their public reference rooms at 1-800-SEC-0330. These materials are also available at the SEC's website at "http://www.sec.gov".

        Our common stock, $.01 par value, is listed on the Nasdaq National Market. Reports and other information concerning us can be inspected at the offices of the Nasdaq National Market, 20 Broad Street, New York, New York 10005.

        The SEC allows us to incorporate documents by reference in this prospectus. This means that by listing or referring to a document which we have filed with the SEC in this prospectus, that document is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents which have been incorporated by reference, by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated.

        The documents listed below are incorporated by reference into this prospectus:

  •
  Our Annual Report on Form 10-K for the year ended December 31, 2001; and
  •
  Any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination of the offering of the preferred securities.

        You may request a free copy of any or all of these filings by writing or telephoning us at the following address:

        Seacoast Financial Services Corporation
One Compass Place
New Bedford, Massachusetts 02740
Attention: Treasurer
Telephone number: (508) 984-6000

        We are not including separate financial statements of the trust. We and the trust do not consider those financial statements to be material to holders of the preferred securities because:

  •
  the trust is a newly formed special purpose entity and has no operating history or independent operations;

  •
  the trust is not engaged in and does not propose to engage in any activity other than holding as trust assets our subordinated debentures and issuing the common and preferred securities;

  •
  taken together, our obligations under the subordinated debentures, the indenture, the related trust agreement, the related expense agreement and the related guarantee provide, in the aggregate, a full, irrevocable and unconditional guarantee of payments of distributions and other amounts due on the preferred securities; and

  •
  we do not expect the trust to file periodic reports under the Exchange Act.

2,000,000 Cumulative Trust Preferred Securities

Seacoast Capital Trust I

      % Cumulative Trust Preferred Securities

(Liquidation Amount $25 per Preferred Security)

Fully irrevocably and unconditionally guaranteed
on a subordinated basis, as described in this prospectus, by

PROSPECTUS

Ryan, Beck & Co.	Legg Mason Wood Walker
Including the Gruntal Division	Incorporated

, 2002

PART II.

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

        The following table sets forth all expenses that we will have to pay in connection with the issuance and distribution of the Securities, other than underwriting discounts and commissions. We will bear all of these expenses:

SEC Registration Fee		$5,290
NASD Fee		$6,000	*
Nasdaq National Market listing fee		$10,000	*
Legal Fees and Expenses		$185,000	*
Trustee Fees and Expenses		$12,000	*
Accountants' Fees and Expenses		$150,000	*
Printing and Engraving Fees and Expenses		$125,000	*
Miscellaneous Expenses	$		*

Total		$493,290	*

*
Estimated

Item 15. Indemnification of Directors and Officers.

        Reference is made to the indemnity provisions in the underwriting agreement, which is filed as Exhibit 1 to this registration statement.

        Under the trust agreements, we will agree to indemnify each trustee of the trust for, and to hold it harmless against, any loss, liability or expense (including the reasonable compensation and the expenses and disbursements of its agents and counsel) incurred without negligence or bad faith, arising out of or in connection with the acceptance or administration of the trust or the performance of each such trustee's duties thereunder, including the costs and expenses of defending itself against any claim or liability in connection with the exercise or performance of any of its powers or duties thereunder. This indemnification shall survive the termination of the trust agreements.

        We are a Massachusetts corporation. Massachusetts General Laws Chapter 156B, Section 67 provides that a corporation may, subject to certain limitations, indemnify its directors, officers, employees and other agents, and persons who serve at its request as directors, officers, employees or other agents of another organization, or who serve at its request in any capacity with respect to any employee benefit plan, to the extent specified or authorized by the corporation's articles of organization, a by-law adopted by the stockholders, or a vote adopted by the holders of a majority of the shares of stock entitled to vote on the election of directors.

        Section 67 also provides that a corporation may purchase and maintain insurance against liability incurred by an officer or director in his capacity as officer or director, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability.

        Our Articles of Organization provide that directors and officers of us and each person who, at the request of, by appointment or by reason of an election by the Board of Directors shall, be indemnified by us against liabilities and expenses arising out of service for or on behalf of us. The Articles of Organization provide that the indemnification provision in the Articles of Organization do not limit any other right to indemnification existing independently of the Articles of Organization including the discretionary power of us to grant or refuse indemnification to such other personnel.

        Under the Articles of Organization, indemnification may include payment by us of expenses incurred in defending a civil or criminal action or proceeding in advance of the final disposition of such action or proceeding, upon receipt of an undertaking by the person indemnified to repay such payment unless the payment of the indemnification with respect to such expenses is authorized by the Board of Directors in accordance with our Articles of Organization. Any such indemnification may be provided even if the person to be indemnified is no longer an officer or director of us.

        Our Articles of Organization provide that we are authorized to enter into agreements with our directors, officers and such other approved persons providing indemnification procedures different from those set forth in our Articles of Organization, and to purchase and maintain liability insurance for itself and any director, officer, or other approved person.

        Massachusetts General Laws Chapter 156B, Section 13 enables a corporation in its original articles of organization or an amendment thereto to eliminate or limit the personal liability of a director for monetary damages for violations of the director's fiduciary duty, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Sections 61 and 62 of Chapter 156B (providing for liability of directors for authorizing illegal distributions and for making loans to directors, officers and certain shareholders) or (iv) for any transaction from which a director derived an improper personal benefit. We have adopted this provision in Section 6.5.3 of our Articles. Our Articles also provide that if the Massachusetts Business Corporation Law is hereafter amended to further eliminate or limit the personal liability of directors or to authorize corporate action to further eliminate or limit such liability, then the liability of our directors shall be eliminated or limited as to the fullest extent permitted by the Massachusetts Business Corporation Law as so amended.

Item 16. Exhibits.

        The following exhibits are on file with the SEC, and are incorporated into this prospectus by reference.

Number	Description	Method of Filing
1	Form of Underwriting Agreement for Preferred Securities.	Filed herewith.
4-a	Form of Junior Subordinated Indenture.	*
4-b	Form of Subordinated Debenture.	*
4-c	Form of Preferred Security.	Filed as Exhibit D to Exhibit 4-e.
4-d	Form of Trust Agreement and Certificate of Trust of Seacoast Capital Trust I.	*
4-e	Form of Amended and Restated Trust Agreement for Preferred Securities.	Filed herewith.
4-f	Form of Guarantee Agreement.	Filed herewith.
4-g	Form of Expense Agreement.	Filed as Exhibit C to Exhibit 4-e.
5-a	Opinion of Foley, Hoag & Eliot LLP, special counsel to Seacoast Financial, as to the legality of the Subordinated Debentures and the Guarantee.	Filed herewith.
5-b	Opinion of Richards, Layton & Finger, P.A., special Delaware counsel to Seacoast Financial and Seacoast Capital Trust I, as to the validity of the Preferred Securities.	*
8	Opinion of Foley, Hoag & Eliot LLP re: tax matters.	Filed herewith.
12	Computation of Ratio of Earnings to Fixed Charges.	Filed herewith.
23-a	Consent of Arthur Andersen LLP, independent auditors.	Filed herewith.
23-b	Consent of Foley, Hoag & Eliot LLP.	Filed as part of Exhibits 5-a and 8.
23-c	Consent of Richards, Layton & Finger, P.A.	*
24	Power of Attorney of Seacoast Financial	*
25-a	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of State Street Bank and Trust Company, as Indenture Trustee under the Indenture.	*
25-b	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of State Street Bank and Trust Company, as Property Trustee under the Amended and Restated Trust Agreement.	*
25-c	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of State Street Bank and Trust Company, as Guarantee Trustee under the Guarantee.	*

*
Previously filed with the Registration Statement on Form S-3 dated April 16, 2002 (SEC File No. 333-86354).

Item 17. Undertakings.

        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) of 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby also undertakes that:

        (1)  For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2)  For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Seacoast Financial Services Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New Bedford, The Commonwealth of Massachusetts, on the 23rd day of May, 2002.

SEACOAST FINANCIAL SERVICES CORPORATION
By:	/s/ KEVIN G. CHAMPAGNE* Kevin G. Champagne President and Chief Executive Officer
By:	/s/ FRANCIS S. MASCIANICA, JR. Francis S. Mascianica, Jr. Treasurer, as Principal Financial and Accounting Officer

        Pursuant to the requirements of the Securities Act of 1933, this Amendment has been signed by the following persons on the 23rd day of May, 2002, in the capacities and on the date indicated.

Name	Title

/s/ KEVIN G. CHAMPAGNE* Kevin G. Champagne	President, Chief Executive Officer and Director
/s/ DAVID P. CAMERON* David P. Cameron	Director
/s/ HOWARD C. DYER, JR.* Howard C. Dyer, Jr.	Director
/s/ MARY F. HEBDITCH* Mary F. Hebditch	Director
/s/ GLEN F. JOHNSON* Glen F. Johnson	Director
/s/ THORNTON P. KLAREN, JR.* Thornton P. Klaren, Jr.	Director

/s/ J. LOUIS LEBLANC* J. Louis LeBlanc	Director
/s/ FREDERIC D. LEGATE* Frederic D. Legate	Director
/s/ REALE J. LEMIEUX Reale J. Lemieux	Director
/s/ A. WILLIAM MUNRO* A. William Munro	Director
/s/ PHILIP W. READ Philip W. Read	Director
/s/ CARL RIBEIRO* Carl Ribeiro	Director
/s/ JOSEPH H. SILVERSTEIN* Joseph H. Silverstein	Director
/s/ GERALD H. SILVIA* Gerald H. Silvia	Director
*By:	/s/ FRANCIS S. MASCIANICA, JR. Francis S. Mascianica, Jr. Attorney-in-Fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Seacoast Capital Trust I certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New Bedford, The Commonwealth of Massachusetts, on the 23rd day of May, 2002.

SEACOAST CAPITAL TRUST I (Co-registrant)
By:	/s/ SEACOAST FINANCIAL SERVICES CORPORATION, as Depositor
By:	/s/ KEVIN G. CHAMPAGNE* Kevin G. Champagne President and Chief Executive Officer
*By:	/s/ FRANCIS S. MASCIANICA, JR. Francis S. Mascianica, Jr. Attorney-in-Fact

SEACOAST FINANCIAL SERVICES CORPORATION REGISTRATION STATEMENT ON
FORM S-3

INDEX TO EXHIBITS

Number	Description	Method of Filing
1	Form of Underwriting Agreement for Preferred Securities.	Filed herewith.
4-a	Form of Junior Subordinated Indenture.	*
4-b	Form of Subordinated Debenture.	*
4-c	Form of Preferred Security.	Filed as Exhibit D to Exhibit 4-e.
4-d	Form of Trust Agreement and Certificate of Trust of Seacoast Capital Trust I.	*
4-e	Form of Amended and Restated Trust Agreement for Preferred Securities.	Filed herewith.
4-f	Form of Guarantee Agreement.	Filed herewith.
4-g	Form of Expense Agreement.	Filed as Exhibit C to Exhibit 4-e.
5-a	Opinion of Foley, Hoag & Eliot LLP, special counsel to Seacoast Financial, as to the legality of the Subordinated Debentures and the Guarantee.	Filed herewith.
5-b	Opinion of Richards, Layton & Finger, P.A., special Delaware counsel to Seacoast Financial and Seacoast Capital Trust I, as to the validity of the Preferred Securities.	*
8	Opinion of Foley, Hoag & Eliot LLP re: tax matters.	Filed herewith.
12	Computation of Ratio of Earnings to Fixed Charges.	Filed herewith.
23-a	Consent of Arthur Andersen LLP, independent auditors.	Filed herewith.
23-b	Consent of Foley, Hoag & Eliot LLP.	Filed as part of Exhibits 5-a and 8.
23-c	Consent of Richards, Layton & Finger, P.A.	*
24	Power of Attorney of Seacoast Financial (contained on page II-2)	*
25-a	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of State Street Bank and Trust Company, as Indenture Trustee under the Indenture.	*
25-b	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of State Street Bank and Trust Company, as Property Trustee under the Amended and Restated Trust Agreement.	*
25-c	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939, as amended, of State Street Bank and Trust Company, as Guarantee Trustee under the Guarantee.	*

*
Previously filed with the Registration Statement on Form S-3 dated April 16, 2002 (SEC File No. 333-86354).

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TABLE OF CONTENTS
SUMMARY
The Offering
RECENT DEVELOPMENTS
SELECTED CONSOLIDATED FINANCIAL DATA
RISK FACTORS
Risks Relating to the Preferred Securities
Risks Related to an Investment in Seacoast Financial Services Corporation
FORWARD-LOOKING STATEMENTS
REGULATORY CONSIDERATIONS
USE OF PROCEEDS
CAPITALIZATION
ACCOUNTING TREATMENT
SEACOAST CAPITAL TRUST I
DESCRIPTION OF PREFERRED SECURITIES
DESCRIPTION OF SUBORDINATED DEBENTURES
DESCRIPTION OF GUARANTEE
RELATIONSHIP AMONG THE PREFERRED SECURITIES, THE SUBORDINATED DEBENTURES, THE EXPENSE AGREEMENT AND THE GUARANTEE
BOOK-ENTRY ISSUANCE
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
ERISA CONSIDERATIONS
UNDERWRITING
VALIDITY OF SECURITIES
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION AND INFORMATION WE INCORPORATE BY REFERENCE
PART II. INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
SIGNATURES
SEACOAST FINANCIAL SERVICES CORPORATION REGISTRATION STATEMENT ON FORM S-3 INDEX TO EXHIBITS